As filed with the Securities and Exchange Commission on May __, 2007.

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement
Under
THE SECURITIES ACT OF 1933

 FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

  (Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

2890	91-1922863	615 Discovery Street Victoria, British Columbia, V8T 5G4 (250) 477-9969
(Primary Standard Industrial Classification Code Number)	(IRS Employer I.D. Number)	(Address, including zip code, and telephone number including area of principal executive offices)

Daniel B. O’Brien
615 Discovery Street
Victoria, British Columbia V8T 5G4
(250) 477-9969

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.
Hart & Trinen
1624 Washington Street
Denver, Colorado 80203
(303) 839-0061

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date
of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    [    ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.    [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    [    ]

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Securities to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock (2)	1,426,180	$3.20	$4,563,776	$489
Total

(1)	Offering price computed in accordance with Rule 457(c).
(2)	Represents shares to be sold by selling shareholders.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Common Stock

By means of this prospectus shareholders of Flexible Solutions International, Inc. are offering to sell up to 1,426,180 shares of our common stock. Most of the shares offered by this prospectus were sold by us in a private offering as Units. Each Unit consisted of one share of our common stock and one-half of a warrant. Each whole warrant permits the holder to purchase one share of our common stock at a price of $4.50 at any time prior to May 4, 2010. Included in the shares offered by this prospectus are 21,970 shares issuable upon the exercise of warrants issued to sales agents participating in the private offering. The selling shareholders may be considered “underwriters” as that term is defined in the Securities Act of 1933.

Our common stock is quoted on the American Stock Exchange under the symbol “FSI.” On ___________, 2007 the closing price for one share of our common stock was $0.___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 3 of this Prospectus.

The date of this prospectus is ________, 2007

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

Our Business

We develop, manufacture and market specialty chemicals that slow the evaporation of water. Our HEAT$AVR® product is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Using the same technology, our WATER$AVR® product, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows water loss due to evaporation. We also manufacture and market TPA’s for use in the oilfields to reduce scale and corrosion in many ‘topside’ water systems and in the agriculture industry to reduce fertilizer crystallization before, during and after application.

The Offering

By means of this prospectus a number of our shareholders are offering to sell up to 1,426,180 shares of our common stock. Most of these shares were sold by us in May 2007 in a private offering. The shares were sold as Units with each Unit consisting of one share of our common stock and one-half of a warrant. Each whole warrant permits the holder to purchase one share of our common stock at a price of $4.50 at any time prior to May 4, 2010. Included in the shares offered by this prospectus are 21,970 shares issuable upon the exercise of warrants issued to sales agents participating in the private offering.

As of May 22, 2007 we had 14,055,967 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the exercise of outstanding warrants or options. See "Comparative Share Data".

We will not receive any proceeds from the sale of the shares by the selling shareholders.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and the potential need for additional capital. See the “Risk Factors" section of this prospectus for additional risk factors.

Forward Looking Statements

This prospectus contains various forward-looking statements that are based on our belief as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding future revenues, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading “Risk Factors”. Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

RISK FACTORS

The following is a discussion of important factors that could affect our future operations and result in a decline in the market price of our common stock.

We have incurred significant operating losses since inception and may not sustain profitability in the future.

We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. To the extent our revenues do not increase, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not be profitable. Even if we become profitable in the future, we may not remain profitable.

Our failure to obtain capital may significantly restrict our operations.

We may need additional capital to fund our operating losses and to expand our business. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the market price of the shares of common stock sold in this offering. Our failure to obtain the capital which we require may result in the slower implementation of our business plan or our inability to implement our business plan. There can be no assurance that we will be able to obtain any capital which we will need or how long we can remain in operation.

We will not receive any proceeds from the sale of the shares offered by this prospectus.

Shares issuable upon the exercise of outstanding options and warrants may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock.

We had outstanding options and warrants which, as of May 22, 2007, allowed the holders to acquire a substantial number of shares of our common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of our common stock. See “Comparative Share Data” for additional information.

We have filed registration statements with the Securities and Exchange Commission so that substantially all of the shares of common stock which are issuable upon the exercise of the outstanding options and warrants may be sold in the public market. The sale of common stock issued or issuable upon the exercise of our outstanding options or warrants, or the perception that such sales could occur, may adversely affect the market price of our common stock.

Fluctuations in our operating results may cause our stock price to decline.

Given the nature of the markets in which we participate, we cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results. Factors that may affect our operating results and the market price of our common stock include:

•	demand for and market acceptance of our products;

•	competitive pressures resulting in lower selling prices;

•	adverse changes in the level of economic activity in regions in which we do business;

•	adverse changes in industries, such as swimming pool construction, on which we are particularly dependent;

•	changes in the portions of our revenue represented by various products and customers;

•	delays or problems in the introduction of new products;

•	the announcement or introduction of new products, services or technological innovations by our competitors;

•	variations in our product mix;

•	the timing and amount of our expenditures in anticipation of future sales;

•	increased costs of raw materials or supplies; and

•	changes in the volume or timing of product orders.

Our operations are subject to seasonal fluctuation.

The use of our swimming pool products increases in summer months in most markets and results in our sales from January to June being greater than in July through December. Markets for our WATER$AVR® product are also seasonal, dependent on the wet versus dry seasons in particular countries. We attempt to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality. Our TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, little seasonal variation. We believe we are able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed.

Interruptions in our ability to purchase raw materials and components may adversely affect our profitability.

We purchase certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because we do not have guaranteed long-term supply arrangements with our suppliers, any material interruption in our ability to purchase necessary raw materials or components could have a material adverse effect on our business, financial condition and results of operations.

Our WATER$AVR® product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

The marketing efforts of our WATER$AVR® product may result in continued losses. We introduced our WATER$AVR® product in June 2002 and, to date, we have delivered quantities for testing by potential customers, but only a few customers have ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. We can offer no assurance that we will receive sufficient orders of this product to achieve profits or cover the additional expenses incurred to manufacture and market this product. We expect to spend $400,000 on the marketing and production of our WATER$AVR® product in fiscal 2007.

If we do not introduce new products in a timely manner, our products could become obsolete and our operating results would suffer.

Without the timely introduction of new products and enhancements, our products could become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products and applications;

•	successfully commercialize new products in a timely manner;

•	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

•	differentiate our products from our competitors’ products.

In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenues.

We are dependent upon certain customers.

Among our current customers, we have identified six that are sizable enough that the loss of any one would be significant. Any such loss of one or more of these customers could result in a substantial reduction in our revenues. For this reason, we concentrate on maintaining good sales relations with these customers. We also try and minimize this risk by seeking out new customers.

Economic, political and other risks associated with international sales and operations could adversely affect our sales.

In the year ended December 31, 2006, revenues from shipments made outside of the United States accounted for approximately 79% of our revenues, 80% in the year ended December 31, 2005 and 65% in the year ended December 31, 2004. Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will continue to represent a sizable portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a country or region’s political or economic conditions, particularly in developing or emerging markets;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations;

•	differing protection of intellectual property and changes in that protection; and

•	differing regulatory requirements and changes in those requirements.

We are subject to credit risk and may be subject to substantial write-offs if one or more of our significant customers default on their payment obligations to us.

We currently allow our major customers between 30 and 45 days to pay for each shipment of product we make to them. This practice, while customary, presents an accounts receivable write-off risk in that if one or more of our significant customers defaulted on their payment obligations to us, such write-off, if substantial, would have a material adverse effect on our business and results of operations. While we have exposure to this type of risk, we are no longer subject to the concentrated credit risk that we were previously subject to because of our relationship with Sun Solar. In addition, while our exposure to a bad debts and write-offs credit risk may increase as we service a larger number of customers in the swimming pool and personal spa, water evaporation and TPA industries, the effect of any such bad debts and write-offs will be minimized as a result of the increase in the numbers of our customers and overall revenues.

Our products can be hazardous if not handled, stored and used properly; litigation related to the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

Some of our products are flammable and must be stored properly to avoid fire risk. Additionally, some of our products may cause irritation to a person’s eyes if they are exposed to the concentrated product. Although we label our products to warn of such risks, our sales could be reduced if our products were to be viewed as being dangerous to use or if they are implicated in causing personal injury or property damage. We are not currently aware of any circumstances in which our products have caused harm or property damage to consumers. Nevertheless, litigation regarding the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

Our failure to comply with environmental regulations may create significant environmental liabilities and force us to modify our manufacturing processes.

We are subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of certain of our chemical substances. Under such laws, we may become liable for the costs of removal or remediation of these substances that have been used by our consumers or in our operations. Such laws may impose liability without regard to whether we knew of, or caused, the release of such substances. Any failure by us to comply with present or future regulations could subject us to the imposition of substantial fines, suspension of production, alteration of manufacturing processes or cessation of operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to protect our intellectual property could impair our competitive position.

While we own certain patents and trademarks, some aspects of our business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain of our products, processes and technologies or from otherwise entering into operations in direct competition with us. In particular, we have been informed that our former exclusive agent for the sale of our products, Sun Solar, is now competing with us in the swimming pool and personal spa markets. As a former distributor, they were given access to many of our sales, marketing and manufacturing techniques. Accordingly, we are doing all that we can to ensure our proprietary products and technologies are not used by them (or others) without our permission.

Our products may infringe on the intellectual property rights of others, and resulting claims against us could be costly and prevent us from making or selling certain products.

Third parties may seek to claim that our products and operations infringe their patent or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the United States or abroad.

A claim for damages could materially and adversely affect our financial condition and results of operations.

Our business exposes us to potential product liability risks, particularly with respect to our consumer swimming pool and consumer TPA products. There are many factors beyond our control that could lead to liability claims, including the failure of our products to work properly and the chance that consumers will use our products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that we carry will be sufficient to protect us from product liability claims. A product liability claim in excess of the amount of insurance we carry could have a material adverse effect on our business, financial condition and results of operations.

Our ongoing success is dependent upon the continued availability of certain key employees.

Our business would be adversely affected if the executive services of Daniel B. O’Brien ceased to be available to us because we currently do not have any other employee with an equivalent level of expertise in and knowledge of our industry. If Mr. O’Brien no longer served as our President and Chief Executive Officer, we would have to recruit one or more new executives, with no real assurance that we would be able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which we operate. While our compensation programs are intended to attract and retain the employees required for it to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

COMPARATIVE SHARE DATA

	Number Of Shares	Note Reference
Shares outstanding as of May 22, 2007:	14,055,967

Shares to be sold in this Offering:

Shares purchased by private investors	936,140	A

Shares issuable upon exercise of warrants sold to private investors	468,070	A

Shares issuable upon exercise of sales agent’s warrants	21,970	A

Other Shares Which May Be Issued:

The following table lists additional shares of our common stock which may be issued as of May 22, 2007:

	Number Of Shares	Note Reference
Shares issuable upon the exercise of warrants held by private investors	987,400	B

Shares issuable upon exercise of options granted to our officers, directors, employees, consultants, and third parties	2,126,740	C

A.    In May 2007 we completed the sale of 936,140 Units at a price of $3.25 per Unit. Each Unit consisted of one share of our common stock and one-half of a warrant. Each whole warrant permits the holder to purchase one share of our common stock at a price of $4.50 at any time prior to May 3, 2010.

In connection with the sale of these Units we paid sales commissions to FIG Partners, LLC ($14,251), Barretto Securities, Inc. ($45,000), and Capstone Investments ($37,538). We also issued warrants which allow FIG Partners to purchase 5,816 shares of our common stock and warrants which allow Barretto Securities to purchase 16,154 shares of our common stock. The sales agents warrants are exercisable at a price of $4.50 per share and expire on May 3, 2007.

B.    Between April 14 and June 8, 2005 we sold shares of our common stock in private transactions. In some cases warrants were issued as part of the financings. Information concerning the outstanding warrants are shown below.

Shares Issuable Upon Exercise Of Warrant	Issue Date	Exercise Price	Expiration Date
900,000	4/14/05	$4.50	4/14/09
87,400	6/08/05	$4.50	6/08/09

C.    Options are exercisable at prices ranging from $1.40 to $4.55 per share. See the “Management” section of this prospectus for more information concerning these options.

The shares referred to in Notes B and C are being offered for sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

MARKET FOR OUR COMMON STOCK

Our common stock is traded on the American Stock Exchange under the symbol “FSI”. The following is the range of high and low closing sales or bid prices for our common stock for the periods indicated:

	High	Low

Year Ended December 31, 2005
First Quarter	$5.14	$3.52
Second Quarter	4.89	3.70
Third Quarter	5.09	3.80
Fourth Quarter	4.05	2.70

Year Ended December 31, 2006
First Quarter	$3.55	$2.25
Second Quarter	4.30	2.45
Third Quarter	3.25	2.50
Fourth Quarter	4.12	2.80

Year Ending December 31, 2007
First Quarter	$4.30	$3.29

Prices represent high and low prices on the American Stock Exchange. As of May 22, 2007 we had approximately 1,700 shareholders.

Our common stock also trades on the Frankfurt stock exchange under the symbol “FXT.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes appearing elsewhere in this prospectus.

Results of Operations

Material changes in the our Statement of Operations for the periods presented are discussed below:

Quarter Ended March 31, 2007

Item	Increase (I) or Decrease (D)	Reason

Sales	D	Recent back logs in ports around the world prevented shipping of several orders towards the end of the quarter.
Wages	D
Five year stock options plans granted to several key employees in 2006 resulted in higher expenses in 2006. Granting of stock options plans resulted in an expense of $15,519 in first quarter 2007 as compared to $39,359 in the same period 2006.

Administrative salaries and benefits	D
Five year stock option plans granted to several long term employees in 2006 resulted in higher expenses in 2006. Granting of stock options plans resulted in an expense of $51,150 in first quarter 2007 as compared to $92,498 in the same period 2006.

Advertising and promotion	I	After reducing advertising expense in 2006, the Company decided to increase spending up to previous levels.
Investor relations and transfer agent fee	I	Increase in external investor relations and transfer agent fees.
Insurance	I	Increase is comparable to what others are experiencing in the industry.
Consulting	D	The granting of stock options to long term consultants in 2006 resulted in a stock option expense of $61,152 in first quarter 2006 as compared to $32,805 in the same period 2007.
Professional fees	D	The Company experienced reduced professional fees after the conclusion of two lawsuits in December 2006 and January 2007.

Quarter Ended March 31, 2006

Item	Increase (I) or Decrease (D)	Reason

Sales	I	Sales growth in all divisions.
Wages	I
In 2005 the Company was not required to record the expense of stock options for employees. The expense, for financial report purposes for employee stock options, added $29,359 to wages in first quarter 2006.

Administrative salaries and benefits	I
In 2005 the Company was not required to record the expense of stock options for employees. The expense, for financial report purposes for employee stock options, added $92,498 to administrative salaries in first quarter 2006.

Insurance	I	The increase is comparable to what others are experiencing in the industry.
Consulting	I	The granting of stock options to long term consultants resulted in a stock option expense of $61,152 in first quarter 2006 as compared to $18,200 in the same period 2005.
Professional fees	I	Litigation costs became significant in 2006 compared to 2005 as a result of the need to protect our assets from potential litigation or unwarranted claims.
Commissions	I	As commissions are tied into sales, as the sales figures rise, commission is expected to as well.

Year Ended December 31, 2006

Item	Increase (I) or Decrease (D)	Reason

Sales	I	Sales growth in all divisions.
Wages	I	In 2005 the Company was not required to record the expense of stock options. The expense, for financial reporting purposes for employee stock options, added $131,517 to wages in 2006.
Administrative salaries and benefits	I
In 2005 the Company was not required to record the expense of stock options. The expense, for financial reporting purposes for employee stock options, added $369,992 to administrative salaries in 2006.

Investor relations and transfer agent fee	D	Upon the closing of our private placements in 2005, some stock options granted in 2004 vested and incurred an expense of $422,500.
Insurance	I	Increase is comparable to what others are experiencing in the industry.

Consulting	I	The expense, for financial reporting purposes, of stock option grants granted in 2006 to consultants.
Research	I	Increased spending on development.

Year Ended December 31, 2005

Item	Increase (I) or Decrease (D)	Reason

Sales	I	Sales growth in all divisions as well as a full year of sales in the polymer division.
Investor relations and transfer agent fee	I	Upon the closing of our private placements in 2005, some stock options granted in 2004 vested and incurred an expense of $422,500.
Insurance	I	The increase is comparable to what others are experiencing in the industry.
Consulting	D	Better cost control in our Watersavr division.
Professional fees	I	Litigation costs became significant in 2005 compared to 2004 as a result of the need to protect our assets from potential litigation or unwarranted claims.
Commissions	I	We began using commission based sales representatives in 2005.

Capital Resources and Liquidity

Our material sources and <uses> of cash during the three months ended March 31, 2007 were:

Cash provided by operations	$137,762
Patent development	(18,820)
Equipment purchases	(3,824)
Sale of common stock	197,850
Exchange rate changes	17,231
Other	(311)

Our material sources and <uses> of cash during the three months ended March 31, 2006 were:

Cash provided by operations	$46,479
Reduction in patent development costs	6,344
Equipment purchases	(4,603)
Legal, accounting and other expenses associated with sale of common stock	(52,154)
Exchange rate changes	(3,931)
Other	(93)
Cash on hand at January 1, 2006	7,958

Our material sources and <uses> of cash during the year ended December 31, 2006 were:

Cash provided by operations	$17,539
Patent development	(29,116)
Equipment purchases	(37,160)
Sale of common stock	15,285
Exchange rate changes	(22,151)
Other	33,081
Cash on hand at January 1, 2006	22,523

Our material sources and <uses> of cash during the year ended December 31, 2005 were:

Cash used in operations	$(623,167)
Sale of investment securities	559,440
Purchase of investment	(98,000)
Repayment of loan	3,342
Sale of common stock	308,296
Patent development	(143,822)
Equipment purchases	(92,805)
Exchange rate changes	53,075
Other	152

In May 2007 we received $2,945,666 (net of commissions of $96,789) from the private sale of 936,140 Units at a price of $3.25 per Unit. Each Unit consisted of one share of our common stock and one-half of a warrant. Each whole warrant permits the holder to purchase one share of our common stock at a price of $4.50 at any time prior to May 3, 2010.

We are committed to minimum rental payments for property and premises aggregating approximately $454,327 over the term of four leases, the last expiring on December 31, 2011.

Commitments in each of the next five years are approximately as follows:
2007	$154,397
2008	158,985
2009	112,088
2010	14,428
2011	14,428

Except as listed above, we do not anticipate any material capital requirements for the twelve months ending December 31, 2007. Nevertheless, we do not have any commitments or arrangements from any person to provide us with any additional capital.

See Note 2 to the financial statements included as part of this prospectus for a description of our significant accounting policies and recent accounting pronouncements.

Critical Accounting Policies And Estimates

Allowances for Product Returns. We grant certain of our customers the right to return product which they are unable to sell. Upon sale, we evaluate the need to record a provision for product returns based on our historical experience, economic trends and changes in customer demand.

Allowances for Doubtful Accounts Receivable. We evaluate our accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgments and estimates, including an analysis of receivables aging and a review of large accounts. If, for example, the financial condition of our customers deteriorates resulting in an impairment of their ability to pay or a pattern of late payment develops, allowances may be required.

Provisions for Inventory Obsolescence. We may need to record a provision for estimated obsolescence and shrinkage of inventory. Our estimates would consider the cost of inventory, the estimated market value, the shelf life of the inventory and our historical experience. If there are changes to these estimates, provisions for inventory obsolescence may be necessary.

BUSINESS

We were incorporated as Flexible Solutions, Ltd., a British Columbia corporation inter-provincially registered in Alberta, on January 26, 1991. On May 12, 1998, we merged Flexible Solutions Ltd. into Flexible Solutions International, Inc., a Nevada corporation. In connection with this merger, we issued 7,000,000 shares of common stock to the former shareholders of Flexible Solutions Ltd. in exchange for all of the outstanding shares of Flexible Solutions Ltd.

In June 2004 we purchased 52 U.S. and 139 International patents, as well as a 56,780 sq. ft. manufacturing plant near Chicago, Illinois from the bankruptcy estate of Donlar Corporation (“Donlar”) for $6.15 million. The patents that we acquired from Donlar relate to water-soluble chemicals (“TPAs”) which prevent corrosion and scaling in water pipes used in the petroleum, chemical, utility and mining industries. TPAs are also used to enhance fertilizers and improve crop yields and as additives for household laundry detergents, consumer care products and pesticides.

We operate through five wholly-owned subsidiaries: Flexible Solutions Ltd., WaterSavr Global Solutions Inc., NanoChem Solutions Inc., Nano Detect Technologies Inc., and Seahorse Systems Inc. Unless otherwise indicated, all references to our business include the operations of these subsidiaries.

Our website is www.flexiblesolutions.com

Our Products

HEAT$AVR®/ECO$AVR

Our studies indicate that approximately 70% of the energy lost from a swimming pool occurs through water evaporation. HEAT$AVR® is a chemical product for use in swimming pools and spas that forms a thin, transparent layer on the water’s surface. The transparent layer slows the evaporation of water, allowing the water to retain a higher temperature for a longer period of time and thereby reducing the energy required to maintain the desired temperature of the water. We have received reports from our commercial customers documenting energy savings of between $2,400 to $6,000 per year when using HEAT$AVR®.

ECO$AVR® is a patented, disposable dispenser designed for the residential pool and spa market. ECO$AVR® is made of molded plastic in the form of a ten-inch long colorful fish that is filled with enough HEAT$AVR® to cover the surface of a 400 sq. ft. swimming pool for about one month. The HEAT$AVR® solution inside the ECO$AVR® escapes into the water and rises to the surface to form a transparent layer on the water’s surface. Once the ECO$AVR® is empty the dispenser is removed and replaced.

In outdoor pools, the HEAT$AVR® also provides convenience compared to pool blankets. Pool blankets are plastic cover, which are cut to the size and shape of the surface of the pool or spa. Pool blankets float on the surface and, like the HEAT$AVR®, reduce energy cost by inhibiting water evaporation. However, it is often inconvenient to use conventional pool blankets because a pool blanket must be removed and stored before the pool can be used. Pool blankets do not provide any energy savings when not on the pool. Conversely, HEAT$AVR® eliminates the need to install, remove and store the blanket and works 24 hours a day. In addition, the use of HEAT$AVR® in an indoor pool results in even greater energy savings since indoor pool locations use energy not only to heat the pool water, but also to air condition the pool environment. By slowing the transfer of heat and water vapor from the pool to the atmosphere of the pool enclosure, less energy is required to maintain a pool at the desired temperature and there is a reduced load on the air-conditioning system.

HEAT$AVR® retails for between $200 and $300 per four gallon case in the United States. ECO$AVR® has a suggested retail price of between $11.95 and $14.95 in the United States. We market our HEAT$AVR® and ECO$AVR® products to homeowners with swimming pools and spas as well as operators of swimming pools and spas in hotels, motels, schools, and municipal and private recreational facilities.

We also make and sell products which automatically dispense HEAT$AVR® into commercial size swimming pools or spas at the rate of one ounce per 400 sq. ft. of water surface per day.

We have 7 non-exclusive distributorships in Canada and the United States for the sale of bulk HEAT$AVR® (without the ECO$AVR® dispenser) and exclusive distributorships in Australia, Chile, Japan, Korea, Spain, South Africa, Switzerland and Great Britain. We support our distributors and seek additional market opportunities by annually attending the major pool industry trade shows in the United States. We also advertise in trade magazines, maintain a semi-annual newsletter that is sent to buyer associations, customers and potential customers, and maintain a website which is information about our products.

WATER$AVR®

This product utilizes our HEAT$AVR technology to reduce water evaporation in reservoirs, potable water storage tanks, livestock watering ponds, aqueducts, canals and irrigation ditches. WATER@AVR may also be used for lawn and turf care and potted and bedding plants.

WATER$AVR® is sold in granulated form is provided in shaker containers holding ¾ lbs. or in 50 lbs. weatherproof bags. WATER$AVR® can be applied by hand or by fully automated scheduled metering, and we also offer an automatic dispenser for WATER$AVR®.

Tests have indicated that WATER$AVR®:

•	Reduces daily water evaporation as much as 54%
•	Reduces monthly water evaporation as much as 37%
•	Is odorless
•	Has no effect on invertebrates or vertebrates
•	Has no anticipated effect on any current drinking water treatment processes and
•	Is biodegradable

We have two full-time employees and one part-time employee who are involved in the sales and marketing of WATER$AVR®.
WATER$AVR—BTI™

WATER$AVR—BTI™ combines evaporation control with an environmentally friendly method of killing mosquito larvae during the first, second and third stages of development. Combined with our original WATER$AVR® product, WATER$AVR—BTI™ can be quickly and evenly spread across large and small water surfaces and can be constrained to the water/air interface where larvae must go to obtain air. Tests conducted by the Entomology Department at the Louisiana State University Agricultural Center showed that the use of WATER$AVR—BTI™ resulted in a 100% kill rate of mosquito larvae in contact with the product.

TPAs

TPAs for Oilfields. TPAs are used to reduce scale and corrosion in various “topside” water systems. They are used in place of traditional phosphate and other products when biodegradability is required by environmental regulations. We have the ability to custom manufacture TPAs depending on the specific water conditions associated with any oil well.

TPAs for the Agricultural Industry. TPAs have the ability to reduce fertilizer crystallization before, during and after application and can also prevent crystal formation between fertilizer and minerals present in the soil. Once crystallized, fertilizer and soil minerals are not bio-available to provide plant nourishment. As a result, in select conditions the use of TPAs either blended with fertilizer or applied directly to crops can increase yields significantly. TPAs are designated for crop nutrient management programs and should not be confused with crop protection and pesticides or other agricultural chemical applications. We sell TPAs through agricultural input companies, with a current emphasis on the Western United States. Depending on the application, these TPA products are marketed under a variety of brands including Amisorb, LYNX, MAGNET, AmGro and VOLT. Markets of significance include potatoes, sugar beets, cotton, tomatoes, almonds and other high value per acre crops.

TPAs for Irrigation. The crystallization prevention ability of TPAs can also be useful in select irrigation conditions. By reducing calcium carbonate scale propagation, TPAs can prevent early plugging of drip irrigation ports, reduce maintenance costs and lengthen the life of equipment. TPAs compete with acid type scale removers, but have the advantages of a positive yield effect on the plant, as well as an easier deployment formulation with liquid fertilizers when used as part of a “fertigation” program. Our TPAs for drip irrigation scale prevention are at an early stage of commercialization and will be marketed and sold through the same channels as TPAs used by the agricultural industry.

TPAs for Detergent. In detergents, TPAs are a biodegradable substitute for poly-acrylic acid. In select markets, the use of this substitute outweighs the added cost of TPAs, which has allowed for the continued growth of this TPA product line. However, to increase penetration of this market beyond specialty detergent manufacturers, we will have to find ways to decrease the cost of goods sold or wait for legislative intervention regarding biodegradability of detergent components. In the meantime, we are researching various methods of reducing production costs.

TPAs for Personal Care Products. TPAs can also be used in shampoo and cosmetic products for increased hydration that improves the feel of the core product to consumers. It may also be used as an additive to toothpaste with the documented effect of reducing decay bacteria adhesion to tooth enamel and presumed reduction in total decay. We do not currently sell TPAs for personal care products into these markets.

Competition

HEAT$AVR® and ECO$AVR™

We are aware of only one other company that manufactures a product that competes with HEAT$AVR®. This other product has had limited sales to date and does not have the important convenience factor of our ECO$AVR® product. In addition to this existing competitor, our previous distributor, Sun Solar Energy Technologies Inc. (hereinafter referred to as “Sun Solar”), has recently begun selling a product that directly competes with our ECO$AVR® product. This product, while having a higher price point and limited sales history to date, must be taken seriously because of the expertise Sun Solar derived from working with us between 1998 ad 2004 as our exclusive North American sales channel of ECO$AVR®’s predecessor product.

HEAT$AVR® also competes with plastic pool blanket products. However, we believe that HEAT$AVR® is more effective and convenient than pool blankets.

WATER$AVR®

Aegis Chemical Industries Ltd. of India directly competes with WATER$AVR®. We believe our WATER$AVR® product is superior for the following reasons:

•
Easier Application. WATER$AVR® may be applied directly to the water surface by hand or machine. Our competition requires premixing to dilute the product to usable strength, followed by extensive pumping.

•	Cost. In order to achieve comparable water savings levels, other products cost more than WATER$AVR®.

As water conservation is an important priority throughout the world, numerous researchers are working to develop solutions that may compete with, or be superior to, WATER$AVR.

WATER$AVR—BTI™

Although we are not aware of any direct competition with WATER$AVR—BTI™, the pest control industry is very large and well funded and there are a multitude of alternative methods and materials that can be used for mosquito control. We believe that we will be able to compete by providing an environmentally sensitive product which is less expensive than traditional products.

TPAs

Our TPA products have direct competition with Lanxess AG (recently spun out of Bayer AG), a German manufacturer of TPAs, which uses a patented process different from ours. We have cross-licensed each other’s processes and either company can use either process for the term of the patents involved. We believe that Lanxess has approximately the same production capacity and product costs as we do. We believe that we can compete effectively with Lanxess by offering excellent customer service in oilfield sales, superior distributor support in the agricultural marketplace and flexibility due to our relative size. In addition, we intend to continue to seek market niches that are not the primary targets of Lanxess.

Our TPA products face indirect competition from other chemicals in every market in which we are active. In oilfield scale prevention, phosphonates, phosphates and molibdonates provide the same effect. For crop enhancement, increased fertilizer levels or reduced concentrations can serve as a substitute for TPAs. In irrigation scale control, acid washes are our prime competitor. In detergent, poly-acrylic acid is most often used due to price advantage. Notwithstanding the above, we believe our competitive advantages include:

•	Biodegradability compared to competing oil field chemicals;
•	Cost-effectiveness for crop enhancement compared to increased fertilizer use; and
•	Environmental considerations, ease of formulation and increased crop yield opportunities in irrigation scale markets.
•	Biodegradability compared to poly-acrylic acid for detergents;

Manufacturing

Our HEAT$AVR® and ECO$AVR® products and dispensers are made from chemicals, plastic and other materials and parts that are readily available from multiple suppliers. We have never experienced any shortage in the availability of raw materials and parts for these products and we do not have any long term supply contracts for any such items. We manufacture these products in our plant in Calgary, Alberta, Canada.

Our WATER$AVR® products are manufactured under contract with Ondeo Nalco Company (“Ondeo”) under an agreement which expires April 2007, with a five-year extension available. We are not required to purchase any minimum quantity of this product.

Our 56,780 sq. ft. facility in Peru, Illinois manufactures our TPA products. Raw materials for TPA production are sourced from various manufacturers throughout the world and we believe they are available in sufficient quantities for any expected increase in sales. Raw materials are, however, derived from crude oil and are subject to price fluctuations related to world oil prices.

Government Regulations

HEAT$AVR® and ECO$AVR®

Chemical products for use in swimming pools are covered by a variety of governmental regulations in all countries where we sell these products. These regulations cover packaging, labeling, and product safety. We believe our products are in compliance with these regulations.

WATER$AVR®

Our WATER$AVR® product is subject to regulation in most countries, particularly for agricultural and drinking water uses. We do not anticipate that governmental regulations will be an impediment to marketing WATER$AVR® because the components in WATER$AVR® have historically been used in agriculture for many years for other purposes. Nevertheless, we will need to obtain approval to sell WATER$AVR® in the United States for agricultural and drinking water uses. We have received National Sanitation Foundation approval for the use of WATER$AVR in drinking water in the United States.

WATER$AVR—BTI™

As a pesticide, WATER$AVR—BTI™ was approved by the EPA for commercial sale in the United States on November 30, 2005. We began marketing this product commercially in 2006. While EPA approval applies only to registration of the product in the United States, we believe EPA approval may expedite product registration and approval processes in other parts of the world. We will apply for certification in any country where significant markets are identified.

TPAs

In the oil field and agricultural markets we have received government approval for all TPAs currently sold. In the detergent market, there are currently no regulatory requirements for use of TPAs in detergent formulations. For personal care products such as shampoo and toothpaste, there are various regulatory bodies, including the National Sanitation Foundation and the United States Food and Drug Administration, that regulate TPA use. If we begin to market our TPA products to these industries, we will need to satisfy applicable regulatory requirements.

Proprietary Rights

Our success is dependent, in part, upon our proprietary technology. We rely on a combination of patent, copyright and trade secret laws and nondisclosure agreements to protect our proprietary technology. We currently hold 56 U.S. patents and 139 International patents which expire at various dates between 2011 and 2020. We also have three U.S. patent applications pending and have applied to extend these pending patents to certain other countries where we operate. There can be no assurance that our pending patent applications will be granted or that any issued patent will be upheld as valid or prevent the development of competitive products, which may be equivalent to or superior to our products. We have not received any claims alleging infringement of the intellectual property rights of others, but there can be no assurance that we may not be subject to such claims in the future.

Research and Development

We spent $123,254 for the year ended December 31, 2006 and $57,806 for the year ended December 31, 2005 on research and development. This work relates primarily to the development of our water and energy conservation products, as well as new research in connection with our TPA products.

Employees

As of May 22, 2007 we had 28 employees, including one officer, fourteen sales and customer support personnel, and thirteen manufacturing personnel. None of our employees is represented by a labor union and we have experienced no work stoppages to date.

MANAGEMENT

Name	Age	Position

Daniel B. O’Brien	50	President, Director
John H. Bientjes	53	Director
Dr. Robert N. O’Brien	85	Director
Dale Friend	50	Director
Eric Hodges	58	Director

Daniel B. O’Brien has served as the President and Chief Executive Officer, as well as a director, of our company since June 1998. He has been involved in the swimming pool industry since 1990, when he founded our subsidiary, Flexible Ltd., which was purchased by us in 1998. From 1990 to 1998, Mr. O’Brien was also a teacher at Brentwood College where he was in charge of outdoor education.

John H. Bientjes has been a member of our board of directors since February 2000. Since 1984, Mr. Bientjes has served as the manager of the Commercial Aquatic Supplies Division of D.B. Perks & Associates, Ltd., located in Vancouver, British Columbia, a company that markets supplies and equipment to commercial swimming pools which are primarily owned by municipalities. Mr. Bientjes graduated in 1976 from Simon Fraser University in Vancouver, British Columbia with a Bachelor of Arts Degree in Economics and Commerce.

Dr. Robert N. O’Brien has been a member of our board of directors since June 1998. Dr. O’Brien was a Professor of Chemistry at the University of Victoria from 1968 until 1986 at which time he was given the designation of Professor Emeritus. He held various academic positions since 1957 at the University of Alberta, the University of California at Berkley, and the University of Victoria. While teaching, Dr. O’Brien acted as a consultant and served on the British Columbia Research Council from 1968 to 1990. In 1987, Dr. O’Brien founded the Vancouver Island Advanced Technology and Research Association. Dr. O’Brien received his Bachelor of Applied Science in Chemical Engineering from the University of British Columbia in 1951; his Masters of Applied Science in Metallurgical Engineering from the University of British Columbia in 1952; his Ph.D. in Metallurgy from the University of Manchester in 1955; and was a Post Doctoral Fellow in Pure Chemistry at the University of Ottawa from 1955 through 1957. Dr. Robert N. O’Brien and Daniel B. O’Brien are father and son.

Dale Friend was elected a director in December 2002. Ms. Friend is currently an Accounting Manager of DB Perks & Associates. She served as the company comptroller for a Lock and Security firm in Vancouver from 2004 to 2006 and was a Senior Trust Analyst for Alderwoods Group, a company engaged in funeral and mortuary services, from August 2002 to February 2003. She also served as an Advanced Accountant for such firm from 1999 to August 2002. From 1979 to 1998, Ms. Friend was with Telus in various accounting, auditing and financial planning positions.

Eric Hodges was elected a director in September 2004. Mr. Hodges is an accountant from Victoria who has over three decades of experience. He received his financial education from the University of Washington in Seattle where he played for the Huskies football program. Mr. Hodges continued playing football after college, with a successful, multiyear professional career with the British Columbia Lions of the Canadian Football League. In the past five years, Mr. Hodges has owned and operated Eric G. Hodges & Associates, a Victoria-based accounting firm with both Canadian and U.S. clientele. Eric is extremely familiar with both Canadian and United States generally accepted accounting principles (“GAAP”), since he has clients in both countries. Furthermore, his wide range of experience with small and quickly growing companies will be an asset to the board of directors.

Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors. All executive offices are chosen by the board of directors and serve at the board’s discretion.

John Bientjes, Dale Friend, and Eric Hodges are independent directors as that term is defined in section 121(a) of the listing standards of the American Stock Exchange.

Our Audit Committee, consisting of John Bientjes, Dale Friend and Eric Hodges, all of whom are independent directors and have strong financial backgrounds, facilitates and maintains open communications among our board of directors, our Audit Committee, senior management and our independent auditors. Our Audit Committee also serves as an independent and objective party to monitor our financial reporting process and internal control system. In addition, our Audit Committee reviews and appraises the efforts of our independent auditors. Our Audit Committee meets periodically with management and our independent auditors. Mr. Bientjes meets the SEC’s definition of audit committee financial expert. Each member of the Audit Committee is “independent” as that term is defined in Section 121(a) of the listing standards of the American Stock Exchange.

Our Compensation Committee, consisting of Dr. Robert O’Brien and John Bientjes, establishes salary, incentive and other forms of compensation for our Chief Executive Officer and administers our Stock Option Program. None of our officers participated in deliberations of the compensation committee concerning executive officer compensation. Dr. O’Brien is not an independent member of the compensation committee as that term is defined in Section 121(a) of the listing standards of the American Stock Exchange. During the year ended December 31, 2006 no director was also an executive officer of another entity, which had one of our executive officers serving as a director of such entity or as a member of the compensation committee of such entity.
We have adopted a Code of Ethics that applies to our Chief Executive Officer, our Chief Financial Officer and our Principal Accounting Officer, as well as our other senior management and financial staff. Interested persons may also obtain a copy of our Code of Ethics from our website at www.flexiblesolutions.com.

Executive Compensation

The following table shows in summary form the compensation received by (i) our Chief Executive Officer and (ii) by each other executive officer who received in excess of $100,000 during the two fiscal years ended December 31, 2006.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Restricted Stock Awards (3)	Options Awards (4)	All Other Annual Compensation (5)	Total

Daniel B. O’Brien	2006	$150,109	--	--	$340,217	--	$490,326
President and Chief Executive Officer	2005	$98,914	--	--	--	--	98,914

(1)	The dollar value of base salary (cash and non-cash) received.

(2)	The dollar value of bonus (cash and non-cash) received.

(3)	During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table.

(4)	The value of all stock options granted during the periods covered by the table.

(5)	All other compensation received that we could not properly report in any other column of the table.

Stock Option Program

Our Stock Option Program involves the issuance of options, from time to time, to our employees, directors, officers, consultants and advisors. Options are granted by means of individual option agreements. Each option agreement specifies the shares issuable upon the exercise of the option, the exercise price and expiration date and other terms and conditions of the option.

If the option holder is an employee, and if he or she ceases to be employed by us, the option holder may, during the 30-day period following termination of employment, exercise the option to the extent the option was exercisable on the date of termination. In the case of death or disability, the option holder (or his or her administrator) has twelve months from the date of death or disability to exercise the option to the extent the option was exercisable on the date of death or disability.

The options are subject to adjustment by reason of a recapitalization, reclassification, stock split, combination of shares, dividend or other distribution payable in capital stock. Upon a merger, liquidation, dissolution or other consolidation, we will provide each option holder with one-months’ prior written notice informing the option holder that he or she may exercise the option in full (to the extent it has not been previously exercised) within the one-month period. Following the expiration of the one month period, the options will terminate.

The options may not be transferred, assigned, pledged or hypothecated in any way (except by will or the laws of descent) and are not subject to execution, attachment or similar process.

All of the options granted have terms of between one and six years after the date of grant and reflect exercise prices equal to the fair market value of a share of our common stock as determined by our board of directors on the date of grant. All of the options contain vesting provisions pursuant to which the options are 100% exercisable within a fixed number of months after the date of grant.

All option grants made during a fiscal year are submitted for shareholder approval at the next annual shareholder meeting. To date, our shareholders have approved all of the grants.

The following table shows the weighted average exercise price of the outstanding options granted pursuant to our Stock Option Program as of December 31, 2006, our most recently completed fiscal year.

	Number of Securities to be Issued Upon Exercise of Outstanding Plan category (a)	Weighted-Average Exercise Price of Outstanding Options (a) (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans, Excluding Securities Options Reflected in Column (a) (c)

Stock Option Program	2,126,740	$3.44	Not Applicable
Total	2,126,740	$3.44

As of May 22, 2007 options to purchase 2,126,740 shares of our common stock were outstanding under our Stock Option Program. The exercise price of these options varies between $1.40 and $4.55 per share. The options expire at various dates between July 1, 2007 and December 18, 2012.

The following tables show, during the fiscal year ended December 31, 2006, the options granted to, and the options exercised and held by, the persons named below. All options were granted pursuant to our Stock Option Program.

	Options Granted
Name	Grant Date	Options Granted (#)	Exercise Price Per Share	Expiration Date

Daniel O’Brien	1/05/06	500,000	$3.25	1/5/11

Options Exercised
Name	Shares Acquired On Exercise (1)	ValueRealized (2)

Daniel O’Brien	--	--

(1)	The number of shares received upon exercise of options during the fiscal year ended December 31, 2006.

(2)
With respect to options exercised during the fiscal year ended December 31, 2006, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

	Shares underlying Unexercised Options Which Are:
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

Daniel O’Brien	50,000		$4.25	07/01/07
	20,000		3.60	12/31/08
	50,000		3.00	11/26/09
	100,000		3.25	01/05/11
	400,000		3.25	01/05/11

Director Compensation

We reimburse directors for any expenses incurred in attending board meetings. We also compensate directors $1,000 annually and grant our directors options to purchase shares of our common stock each year that they serve.

Our directors received the following compensation in 2006:

Name	Paid in Cash	Stock Awards (1)	Option Awards (2)

Robert N. O’Brien	--	--	$ 170,108
John H. Bientjes	$1,000	--	16,250
Dale Friend	$1,000	--	16,250
Eric Hodges	$1,000	--	16,250

(1)	The fair value of stock issued for services computed in accordance with FAS 123R on the date of grant.

(2)	The fair value of options granted computed in accordance with FAS 123R on the date of grant. The terms of the options granted to our directors in 2006 are shown below.

Name	Option Price	No. of Options	Expiration Date

Robert N. O’Brien	$3.25	250,000	January 5, 2011
John H. Bientjes	$3.25	5,000	January 5, 2011
John H. Bientjes	$3.60	5,000	December 18, 2012
Dale Friend	$3.25	5,000	January 5, 2011
Dale Friend	$3.60	5,000	December 18, 2012
Eric Hodges	$3.25	5,000	January 5, 2011
Eric Hodges	$3.60	5,000	December 18, 2012

Daniel B. O’Brien is not compensated for serving as a director.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock as of May 22, 2007 by (i) each stockholder who is known by us to own beneficially more than five percent of our outstanding common stock, (ii) each of our officers and directors, and (iii) by all of our executive officers and directors as a group.

	Shares (1)	Percentage Ownership

Daniel B. O’Brien 2614 Queenswood Dr. Victoria, BC Canada V8N 1X5	4,791,900	36.4%

Dr. Robert N. O’Brien 2614 Queenswood Dr. Victoria, BC Canada V8N 1X5	1,920,000	14.6%

John Bientjes #1-230 West 13th Street North Vancouver, B.C. Canada V7M 1N7	40,000	(2)

Dale Friend 3009 E. Kent Ave. Vancouver, BC Canada V5S 4P6	20,000(2)	(2)

Eric Hodges #110 - 4252 Commerce Circle Victoria, BC Canada V8Z 4M2	15,000	(2)

All officers and directors as a group (5 persons)	6,785,900	51.6%

(1)	Includes shares which may be acquired on the exercise of the stock options listed below.

Name	No. of Options	Exercise Price	Expiration Date

Daniel O’Brien	50,000	$4.25	December 31, 2007
	20,000	$3.60	December 31, 2008
	50,000	$3.00	November 26, 2009
	100,000	$3.25	January 5, 2011

Dr. Robert O’Brien	25,000	$4.25	December 31, 2007
	20,000	$3.60	December 31, 2008
	25,000	$3.00	November 26, 2009
	50,000	$3.25	January 5, 2011

John Bientjes	5,000	$4.25	December 31, 2007
	5,000	$3.60	December 31, 2008
	5,000	$3.00	November 26, 2009
	5,000	$3.25	January 5, 2011

Dale Friend	5,000	$4.25	December 31, 2007
	5,000	$3.60	December 31, 2008
	5,000	$3.00	November 26, 2009
	5,000	$3.25	January 5, 2011

Eric Hodges	5,000	$3.60	December 31, 2008
	5,000	$3.00	November 26, 2009
	5,000	$3.25	January 5, 2011

(2)	Less than 1%

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

By means of this prospectus a number of our shareholders are offering to sell up to 1,426,180 shares of our common stock. Most of the shares offered by the selling shareholders were sold by us in a private offering for cash. The shares were sold as Units with each Unit consisting of one share of our common stock and one-half of a warrant. Each whole warrant permits the holder to purchase one share of our common stock at a price of $4.50 at any time prior to May 4, 2010.

Included in the shares offered by this prospectus are 21,970 shares issuable upon the exercise of warrants issued to the sales agents, FIG Partners, LLC and Barretto Securities, participating in the private offering.

We will not receive any proceeds from the sale of the shares by the selling shareholders. We will pay all costs of this offering. The selling shareholders will pay all sales commissions and other costs relating to the sale of their shares.

Name	Shares Owned	Shares Issuable Upon Exercise of Warrants	Shares to Be Sold in this Offering	Share Ownership After Offering

Rohn and Bodmer Banquiers	307,690	153,845	461,535	--
Joylen F. Stern	77,000	38,500	115,500	--
William G. Spears	77,000	38,500	115,500	--
William G. Spears Profit Sharing Plan	77,000	38,500	115,000	--
Glacier Partners LP	230,770	115,385	346,155	--
Pictet Asset Management	93,600	46,800	140,400	--
North Point Partners I LLC	73,080	36,540	109,620	--
FIG Partners, LLC	--	5,816	5,816	--
Barretto Securities	--	16,154	16,154	--

The controlling person of each selling shareholder, which is not an individual, is shown below:

Selling Shareholder	Controlling Person
William G. Spears Profit Sharing Plan	William G. Spears
Glacier Partners LP	Peter Castellanos
Pictet Asset Management	Philippe Rohner or Hans Peter Portner
North Point Partners I LLC	Peter Imber
FIG Partners, LLC
Barretto Securities

None of the selling shareholders had or ever had, any material relationship with us or our officers or directors. To our knowledge, none of the selling shareholders are affiliated with a broker dealer except for FIG Partners, LLC and Barretto Securities.

Manner of Sale

The shares of common stock to be sold by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. These shares may be sold by one or more of the following methods, without limitation:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. We cannot and the selling shareholders cannot presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell its shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have has advised the selling shareholders that they, and any securities broker/dealers or others who may be deemed to be statutory underwriters, will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have has also advised the selling shareholders that in the event of a "distribution" of the shares owned by the selling shareholders, the selling shareholders, any "affiliated purchasers", and any broker/dealer or other person who participate in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in the distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding our common stock. All our outstanding shares are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock. Our Articles of Incorporation provide that our Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Nevada law, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series established. As our Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover.

Options and Warrants

See the “Comparative Share Data” section of this prospectus for information concerning our outstanding options and warants.

Transfer Agent

Computershare Trust Company, Inc., of Golden, Colorado, is the transfer agent for our common stock.

INDEMNIFICATION

The Nevada Revised Statutes authorize indemnification of any of our directors or officers against expenses incurred in connection with any action, suit, or proceeding to which the director or officer is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence. In addition, a director or officer who was found liable for misconduct or negligence may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers, pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We are subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information which we have filed can be read and copied at the Commission’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding us. The address of that site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission’s internet site.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the Year ended December 31, 2006
and the First Quarter ended March 31, 2007

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Cinnamon Jang Willoughby & Company
Chartered Accountants
A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.:

We have audited the consolidated balance sheets of Flexible Solutions International, Inc. (the “Company”) as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

Chartered Accountants

Burnaby, Canada
February 23, 2007

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Balance Sheet
December 31, 2006 and 2005
(U.S. Dollars)
	December 31, 2006	December 31, 2005

Assets

Current
Cash and cash equivalents	$450,759	$473,282
Accounts receivable	1,319,575	766,400
Income tax recoverable	-	28,918
Loan receivable (see Note 3)	-	35,228
Inventories (see Note 4)	1,904,315	2,314,979
Prepaid expenses	124,360	137,315

	3,799,009	3,756,122

Property, equipment and leaseholds, net (see Note 5)	4,100,553	4,657,383
Patents (see Note 6)	169,758	143,822
Investment (see Note 7)	369,000	369,000
Long term deposits (see Note 8)	47,220	45,073

Total Assets	$8,485,540	$8,971,400

Liabilities

Current
Accounts payable and accrued liabilities	$423,030	$691,105
Deferred revenue	20,559	-
	443,589	691,105

Stockholders’ Equity

Capital stock
Authorized
50,000,000 common shares with a par value of $0.001 each
1,000,000 preferred shares with a par value of $0.01 each
Issued and outstanding:
13,058,427 (2005: 12,981,316) common shares	13,058	12,981
Capital in excess of par value	12,370,418	11,422,219
Other comprehensive income (see Note 9)	131,002	153,254
Accumulated Deficit	(4,472,527)	(3,308,158)

Total Stockholders’ Equity	8,041,951	8,280,295

Total Liabilities and Stockholders’ Equity	$8,485,540	$8,971,400

Commitments, Contingencies and Subsequent events	(See Notes 16, 17 & 18)

See Notes to Consolidated Financial Statements.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005
(U.S. Dollars)
	Years Ended December 31,
	2006	2005

Sales	$8,373,597	$6,709,394
Cost of sales	5,401,350	4,671,349

Gross profit	2,972,247	2,038,045

Operating Expenses
Wages	1,069,736	798,569
Administrative salaries and benefits	666,542	241,819
Advertising and promotion	45,215	95,094
Investor relations and transfer agent fee	258,072	558,013
Office and miscellaneous	157,755	156,652
Insurance	209,864	145,596
Interest expense	3,136	64,275
Rent	232,820	237,113
Consulting	383,965	156,917
Professional fees	324,359	374,140
Travel	133,049	136,661
Telecommunications	34,041	40,458
Shipping	41,517	43,830
Research	123,254	57,806
Commissions	171,380	121,513
Bad debt expense	90,747	-
Currency exchange	(23,417)	(28,096)
Utilities	18,064	19,089

	3,940,099	3,219,449

Loss before other items and income tax	(967,852)	(1,181,404)
Registration rights penalty	(326,710)	-
Interest income	3,114	4,653

Loss before income tax	(1,291,448)	(1,176,751)
Income tax (recovery)	(127,079)	-

Loss for the year	$(1,164,369)	$(1,176,751)

Net loss per share (basic and diluted)	$(0.09)	$(0.09)

Weighted average number of common shares (basic and diluted)	12,994,430	12,541,084

See Notes to Consolidated Financial Statements.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statements of Operations
For Three Months Ended December 31, 2006 and 2005
(U.S. Dollars)
	Three Months Ended December 31,
	2006	2005
	(unaudited)	(unaudited)

Sales	$1,700,806	$1,519,591
Cost of sales	1,155,807	1,312,739

Gross profit	$544,999	$206,852

Operating Expenses
Wages	217,991	158,968
Administrative salaries and benefits	190,561	75,983
Advertising and promotion	9,381	33,162
Investor relations and transfer agent fee	112,064	6,528
Office and miscellaneous	30,050	29,665
Insurance	48,814	40,722
Interest expense	1,161	2,087
Rent	55,841	68,553
Consulting	93,106	39,062
Professional fees	111,922	140,432
Travel	54,832	31,476
Telecommunications	9,598	8,470
Shipping	7,682	9,523
Research	21,195	18,558
Commissions	41,184	9,354
Bad debt expense	90,557	-
Currency exchange	(28,695)	(85,882)
Utilities	4,806	4,426

	1,072,050	591,086

Loss before other items and income tax	$(527,051)	$(384,234)
Registration rights penalty	-	-
Interest income	430	508

Loss before income tax	$(526,621)	$(383,726)
Income tax (recovery)	-	-

Loss for the 3 months	$(526,621)	$(383,726)

Net loss per share (basic and diluted)	$(0.04)	$(0.03)

Weighted average number of shares (basic and diluted)	13,010,514	12,896,533

See Notes to Consolidated Financial Statements.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statements of Cash Flows
For Years Ended December 31, 2006 and 2005
(U.S. Dollars)
	Years Ended December 31,
	2006	2005

Operating activities
Net loss	$(1,164,369)	$(1,176,751)
Adjustments to reconcile net loss to net cash
Stock compensation expense	858,585	525,450
Shares issued for services	74,306
Depreciation	597,170	685,768
	365,692	34,467
Changes in non-cash working capital items:
(Increase) Decrease in accounts receivable	(553,174)	(258,228)
(Increase) Decrease in inventories	410,664	(898,391)
(Increase) Decrease in prepaid expenses	12,955	(6,035)
Increase (Decrease) in accounts payable	(268,075)	440,975
Increase (Decrease) deferred revenue	20,559	-
Increase (Decrease) in income taxes	28,918	64,045

Cash provided by (used in) operating activities	17,539	(623,167)

Investing activities
(Increase) Decrease in short-term investments	-	559,440
(Increase) Decrease in investments	-	(98,000)
(Increase) Decrease in long term deposits	(2,147)	152
(Increase) Decrease in loan receivable	35,228	3,342
(Increase) Decrease in development of patents	(29,116)	(143,822)
(Increase) Decrease in acquisition of equipment	(37,160)	(92,805)

Cash provided by (used in) investing activities	(33,195)	228,306

Financing activities
Increase (Decrease) in short-term loan	-	(3,150,000)
Proceeds from issuance of common stock	15,285	3,458,286

Cash provided by financing activities	15,285	308,296

Effect of exchange rate changes on cash	(22,152)	53,075

Inflow (outflow) of cash	(22,523)	(33,489)
Cash and cash equivalents, beginning	473,282	506,771

Cash and cash equivalents, ending	$450,759	$473,282

Supplemental disclosure of cash flow information:
Registration rights penalty	$(326,710)	$-
Interest paid	3,136	64,275
Income taxes paid	-	-

See Notes to Consolidated Financial Statements.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2006 and 2005
(U.S. Dollars)

			Capital in	Accumulated	Other	Total
			Excess of	Earnings	Comprehensive	Stockholders’
	Shares	Par Value	Par Value	(Deficiency)	Income (Loss)	Equity
Balance December 31, 2004	11,831,916	$11,832	$7,439,621	$(2,131,407)	$100,179	$5,420,225

Translation adjustment	—	—	—	—	53,075	53,075
Net loss	—	—	—	(1,176,751)	—	(1,176,751)

Comprehensive income	—	—	—	—	—	(1,123,676)

Shares issued:
Exercise of stock options	162,000	162	226,638	—	—	226,800
Private placement	987,400	987	3,230,509	—	—	3,231,496
Stock option compensation	—	—	525,450	—	—	525,450

Balance December 31, 2005	12,981,316	$12,981	$11,422,218	$(3,308,158)	$153,254	$8,280,295

Translation adjustment	—	—	—	—	(22,495)	(22,495)
Net loss	—	—	—	(1,164,369)	—	(1,187,586)

Comprehensive income	—	—	—	—	—	(1,210,081)

Shares issued:
Exercise of stock options	46,000	46	64,354	—	—	64,400
Issue of stock for services	31,111	31	74,306	—	—	74,337
Private placement	—	—	(49,046)	—	—	(49,046)
Stock option compensation	—	—	858,585	—	—	882,015

Balance December 31, 2006	13,058,427	$13,058	$12,370,417	$(4,472,527)	$131,002	$8,041,950

See Notes to Consolidated Financial Statements.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(U.S. Dollars)

1. Basis of Presentation.

These consolidated financial statements include the accounts of Flexible Solutions International, Inc. (the “Company”), and its wholly-owned subsidiaries Flexible Solutions, Ltd. (“Flexible Ltd.”), NanoChem Solutions Inc., WaterSavr Global Solutions Inc., NanoDetect Technologies Inc. and Seahorse Systems Inc. All inter-company balances and transactions have been eliminated. The parent company was incorporated May 12, 1998 in the State of Nevada and had no operations until June 30, 1998 as described further below.

Flexible Solutions International, Inc. and its subsidiaries develops, manufactures and markets specialty chemicals which slow down the evaporation of water. The companies primary product, HEAT$AVR®, is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Another product, WATER$AVR®, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows down water loss due to evaporation. In addition to the water conservation products, the Company also manufacturers and markets water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and as additives for household laundry detergents, consumer care products and pesticides.

On June 30, 1998, the Company completed the acquisition of all of the shares of Flexible Ltd. The acquisition was effected through the issuance of 7,000,000 shares of common stock by the Company with former shareholders of the subsidiary receiving all of the total shares then issued and outstanding. The transaction has been accounted for as a reverse-takeover. Flexible Ltd. is accounted for as the acquiring party and the surviving entity. As Flexible Ltd. is the accounting survivor, the consolidated financial statements presented for all periods are those of Flexible Ltd. The shares issued by the Company pursuant to the 1998 acquisition have been accounted for as if those shares had been issued upon the organization of Flexible Ltd.

On May 2, 2002, the Company established WaterSavr Global Solutions Inc. through the issuance of 100 shares of common stock from WaterSavr Global Solutions Inc. to the Company.

On February 7, 2005, the Company established Nano Detect Technologies Inc. through the issuance of 1,000 shares of common stock from Nano Detect Technologies Inc. to the Company.

On June 21, 2005, the Company established Seahorse Systems Inc. through the issuance of 1,000 shares of common stock from Seahorse Systems Inc. to the Company.

Pursuant to a purchase agreement dated May 26, 2004, the Company acquired the assets of Donlar Corporation (“Donlar”) on June 9, 2004 and created a new company, NanoChem Solutions Inc. as the operating entity for such assets. The purchase price of the transaction was $6,150,000 with consideration being a combination of cash and debt. Under the purchase agreement and as part of the consideration, the Company issued a promissory note bearing interest at 4% to Donlar’s largest creditor to satisfy $3,150,000 of the purchase price. This note was due June 2, 2005 and upon payment, all former

Donlar assets that were pledged as security were released from their mortgage. The remainder of the consideration given was cash.

The following table summarizes the estimated fair value of the assets acquired at the date of acquisition (at June 9, 2004):

Current assets	$1,126,805
Property and equipment	5,023,195
$6,150,000
Acquisition costs assigned to property and equipment	314,724
Total assets acquired	$6,464,724

There was no goodwill or other intangible assets accept certain patents recorded at nil fair value, acquired as a result of the acquisition. The acquisition costs assigned to property and equipment include all direct costs incurred by the Company to purchase the Donlar assets. These costs include due diligence fees paid to outside parties investigating and identifying the assets, legal costs directly attributable to the purchase of the assets, plus applicable transfer taxes. These costs have been assigned to the individual assets based on their proportional fair values and will be amortized based on the rates associated with the related assets.

2. Significant Accounting Policies.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a) Cash and Cash Equivalents.

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

(b) Inventories and Cost of Sales

The Company has four major classes of inventory: finished goods, works in progress, raw materials and supplies. In all classes, inventory is valued at the lower of cost and market. Cost is determined on a first-in, first-out basis. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventorial costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities.

In 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This standard requires that such items be recognized as current-period charges. The standard also establishes the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Any unallocated overhead must be recognized as an expense in the period incurred. This standard is effective for inventory costs incurred starting January 1, 2006. The adoption of this standard did not have a material impact on its financial position, results of operations or cash flows for 2006.

(c) Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts when management estimates collectibility to uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience.

(d) Property, Equipment and Leaseholds.

The following assets are recorded at cost and depreciated using the following methods using the following annual rates:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Building	10% Declining balance
Leasehold improvements	Straight-line over lease term

Depreciation is recorded at half for the year the assets are first purchase. Property and equipment are written down to net realizable value when management determines there has been a change in circumstances which indicates its carrying amount may not be recoverable. No write-downs have been necessary to date.

(e) Impairment of Long-Lived Assets.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews long-lived assets, including, but not limited to, property and equipment, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the sum of the expected future cash flows of an asset, is less than its carrying value, an impairment measurement is indicated. Impairment charges are recorded to the extent that an asset’s carrying value exceeds its fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

(f) Investments.

Investment in corporations subject to significant influence and investments in partnerships are recorded using the equity method of accounting.  On this basis, the Company’s share of income and losses of the corporations and partnerships is included in earnings and the Company’s investment therein adjusted by a like amount.  Dividends received from these entities reduce the investment accounts.  Portfolio investments not subject to significant influence are recorded using the cost method.

The fair value of a cost method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment.

The Company currently does not have any investments that require use of the equity method of accounting.

(g) Foreign Currency.

The functional currency of one of the subsidiaries is the Canadian Dollar. The translation of the Canadian Dollar to the reporting currency of the U.S. Dollar is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the financial statements from the Company’s functional currency, Canadian Dollars, into the reporting currency, U.S. Dollars, are excluded from the determination of loss and are disclosed as other comprehensive income (loss) in stockholders’ equity.

Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in the operating loss if realized during the year and in comprehensive income if they remain unrealized at the end of the year.

(h) Revenue Recognition.

Revenue from product sales is recognized at the time the product is shipped since title and risk of loss is transferred to the purchaser upon delivery to the carrier. Shipments are made F.O.B. shipping point. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured and there are no significant remaining performance obligations. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. To date there have been no such significant post-delivery obligations.

Provisions are made at the time the related revenue is recognized for estimated product returns. Since the Company’s inception, product returns have been insignificant; therefore no provision has been established for estimated product returns.

(i) Stock Issued in Exchange for Services.

The valuation of the Company’s common stock issued in exchange for services is valued at an estimated fair market value as determined by officers and directors of the Company based upon trading prices of the Company’s common stock on the dates of the stock transactions. The corresponding expense of the services rendered are recognized over the period that the services are performed.

(j) Stock-based Compensation.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised SFAS No. 123(R), Share-Based Payment, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, which superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees”. FAS No. 123(R) requires the cost of all share-based payment transactions to be recognized in an entity’s financial statements, establishes fair value as the measurement objective and requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions. SFAS No. 123(R) applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. The Company adopted this statement for its first quarter starting January 1, 2006 and will continue to evaluate the impact of adopting this statement.

Prior to 2006, the Company adopted the disclosure provisions of SFAS No. 123 for stock options granted to employees and directors. The Company disclosed on a supplemental basis, the pro-forma effect of accounting for stock options awarded to employees and directors, as if the fair value based method had been applied, using the Black-Scholes option-pricing model. The Company has always recognized the fair value of options granted to consultants.

(k) Comprehensive Income.

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is primarily comprised of unrealized foreign exchange gains and losses.

(l) Loss Per Share.

Basic loss per share data is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding during the year. Diluted earnings per share, which includes the dilutive effect of the exercise of options and warrants has not been presented because, due to the net losses recorded by the Company for all periods presented, their inclusion would be anti-dilutive.

(m) Use of Estimates.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

(n) Financial Instruments.

The fair market value of the Company’s financial instruments comprising cash, short-term investment, accounts receivable, income tax recoverable, loan receivable, accounts payable and accrued liabilities and amounts due to shareholders were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments. The Company maintains cash balances at financial institutions which at times, exceed federally insured amounts. The Company has not experienced any material losses in such accounts.

The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments. Credit exposure is minimized by dealing with only credit worthy counterparties. Accounts receivable for the three primary customers totals $483,682 (37%) as at December 31, 2006 (2005 - $453,059).

(o) Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

3. Loan Receivable.

See Note 18 - Subsequent events

	2006	2005
5% loan receivable due on demand	$-	$35,228

4. Inventories

	2006	2005
Completed goods	$970,780	$1,082,351
Works in progress	397,995	336,233
Raw materials	535,540	896,395
	$1,904,315	$2,314,979

5. Property, Plant and Equipment

	2006	Accumulated	2006
	Cost	Depreciation	Net
Buildings	$3,144,259	$724,752	$2,419,507
Computer hardware	60,576	34,200	26,376
Furniture and fixtures	18,576	8,608	9,968
Office equipment	29,533	17,488	12,045
Manufacturing equipment	2,207,781	990,959	1,216,822
Trailer	1,991	1,411	580
Leasehold improvements	39,517	25,551	13,966
Trade show booth	7,456	4,353	3,103
Land	398,186	—	398,186
	$5,907,875	$1,807,322	$4,100,553

	2005	Accumulated	2005
	Cost	Depreciation	Net
Buildings	$3,144,259	$455,918	$2,688,341
Computer hardware	54,258	24,296	29,962
Furniture and fixtures	17,258	6,293	10,965
Office equipment	29,577	14,496	15,081
Manufacturing equipment	2,180,311	692,103	1,488,208
Trailer	1,995	1,164	831
Leasehold improvements	39,605	18,243	21,362
Trade show booth	7,473	3,026	4,447
Land	398,186	—	398,186
	$5,872,922	$1,215,539	$4,657,383

6. Patents

In fiscal 2005, the Company started the patent process for additional WATER$AVR® products. Patents associated with these costs were granted in 2006 and they have been amortized over their legal life of 17 years.

	2006 Cost	Accumulated Amortization	2006 Net	2005
Patents	$172,938	$3,180	169,758	$43,822

7. Investments.

	2006	2005
Tatko Inc.	$271,000	$271,000
Air-Water Interface Delivery and Detection Inc.	98,000	98,000
	$369,000	$369,000

On May 31, 2003, the Company acquired an option to purchase a 20% interest in the outstanding shares of Tatko Inc. (“Tatko”) for consideration of the issuance of 100,000 shares of the Company’s common stock. The option to purchase the shares of Tatko expires on May 31, 2008. The cost of the investment has been accounted for based on the fair market value of the Company’s common stock on May 31, 2003. For further information on this option, see Contingencies (Note 18) below.

In 2005, NanoDetect purchased 32.7 shares of equity in Air Water Interface Delivery and Detection Inc. (“AWD”) for a total cost of $98,000. This investment represents only 3.3% of the issued and outstanding shares of AWD and, accordingly, will be accounted for under the cost method.

8. Long Term Deposits

The Company has reclassified certain security deposits to better reflect there long term nature. Long term deposits consist of damage deposits held by landlords and security deposits held by various vendors.

	2006	2005
Long term deposits	$47,220	$45,073

9. Comprehensive Income

	2006	2005
Net loss	$(1,164,369)	$(1,176,751)
Other comprehensive income	(22,495)	53,075
Comprehensive income	$(1,186,864)	$(1,123,676)

10. Income Tax

The income tax expense (recovery) is compromised of the following:

	2006	2005
Current tax, domestic	-	-
Current tax, foreign	$(127,079)	-
Current tax, total	$(127,079)	-

Income taxes vary from the amount that would be computed by applying the estimated combined statutory income tax rate (35%) for the following reasons:

	2006	2005
Income before taxes, domestic	$(427,661)	$(486,041)
Income before taxes, foreign	(863,787)	(690,710)
Income before taxes, total	$(1,291,448)	$(1,176,751)
Expense (recovery) for income taxes at statutory rate (35%)	$(452,007)	$(411,863)
Permanent difference - stock based compensation	326,523	183,908
Depreciation	104,543	(176,297)
Miscellaneous	-	4,471
Tax refund from application of losses to prior periods	(127,079)	-
Application of losses from prior periods	(139,308)	-
Losses carried forward	160,249	399,791
Income tax expense (recovery)	$(127,079)	-

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax liability calculated at a 35% tax rate consists of the following:

	2006	2005
Non-capital loss carry forwards	950,037	$1,304,321
Book over tax value of property and equipment	(83,416)	(452,944)
Change in valuation allowance	(866,621)	(851,377)
Net deferred tax asset (liability)	-	-

The Company's carried losses for income tax purposes are $2,714,390 (2005 - $3,726,632), which may be carried forward to apply against future income tax, expiring between 2013 and 2025. The future tax benefit of these loss carry-forwards has been offset with a full valuation allowance. These losses expire as follows:

2013	$93,218
2014	390,847
2016	392,888
2023	300,352
2024	1,336,009
2025	201,076

11. Loss Per Share.

	Net loss	Shares (denominator)	Per share amount
2006 Basic net loss	$(1,164,369)	12,994,430	$(0.09)

2005 Basic net loss	$(1,176,751)	12,541,084	$(0.09)

Options to purchase 2,126,410 shares of the Company’s common stock at prices ranging from $3.00 to $4.60 per share were outstanding during the year ended December 31, 2006 (2005: options to purchase 1,241,740 shares of the Company’s common stock at prices ranging from $1.40 to $4.60 per share), but were excluded from the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the Company’s common stock and were anti-dilutive. There were no preferred shares issued and outstanding for the years ended December 31, 2006 or 2005.

12. Stock Options.

The Company adopted a stock option plan ("Plan").  The purpose of this Plan is to  provide  additional  incentives  to  key  employees, officers, directors and consultants  of  the  Company  and its subsidiaries in order to help attract and retain  the  best  available  personnel  for  positions  of  responsibility  and otherwise promoting the success of the business activities.  It is intended that options issued under this Plan constitute non-qualified stock options. The general terms of awards under the option plan are that 100% of the options granted will vest the year following the grant.  The maximum term of options granted is 5 years.

The Company may issue stock options and stock bonuses for shares of its common stock to provide incentives to directors, key employees and other persons who contribute to the success of the Company. The exercise price of all incentive options are issued for not less than fair market value at the date of grant.

The following table summarizes the Company’s stock option activity for the years ended December 31, 2006 and 2005:

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2004	1,241,740	$1.00 - $4.60	$2.87
Granted	30,000	$3.58 - $4.40	$4.17
Exercised	(162,000)	$1.40	$1.40
Cancelled or expired	(49,000)	$3.00 - $4.25	$3.52
Balance, December 31, 2005	1,060,740	$1.40 - $4.60	$3.44
Granted	1,191,000	$3.25 - $3.60	$3.25
Exercised	(46,000)	$1.40	$1.40
Cancelled or expired	(79,000)	$1.40 - $4.25	$2.46
Balance, December 31, 2006	2,126,740	$1.40 - 4.55	$3.44

In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised FAS No. 123(R), Share-Based Payment, which replaces FAS No. 123, Accounting for Stock-Based Compensation, which superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS No. 123(R)

requires the cost of all share-based payment transactions to be recognized in an entity’s financial statements, establishes fair value as the measurement objective and requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions. FAS No. 123(R) applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. The Company adopted this statement for its first quarter starting January 1, 2006 and will continue to evaluate the impact of adopting this statement.

Prior to 2006, the Company applied APB Opinion No. 25 and related interpretations in accounting for stock options granted to its employees and, accordingly, stock compensation expense of nil was recognized as wages expense in 2005 and 2004. Had compensation expense been determined as provided in FAS No. 123 using the Black-Scholes option-pricing model, the pro forma effect on the Company’s loss and per share amounts would be as follows:

	2006	2005
Net income (loss), as reported	$(1,164,369)	$(1,176,751)
Net income (loss), pro forma	-	(1,414,520)
Net income (loss) per share, as reported	(0.09)	(0.09)
Net income (loss) per share, pro forma	-	(0.11)

The fair value of each option grant is calculated using the following weighted average assumptions:

	2006	2005
Expected life - years	5.0	5.0
Interest rate	4.50%	3.85%
Volatility	52%	52.0%
Dividend yield	—%	—%
Weighted average fair value of options granted	$1.49	$1.69

During the year ended December 31, 2006, the Company granted 410,000 (2005 - 30,000) stock options to consultants and has applied FAS No. 123 using the Black-Scholes option-pricing model, which resulted in additional expenses of $362,005 (2005 - $9,350). During the year ended December 31, 2006, employees were granted 781,000 (2005 - nil) stock options, which resulted in additional expenses of $496,580 (2005 - nil). During the year ended December 31, 2005, the Company recognized $93,600 in expenses for 90,000 options granted in the year ended December 31, 2004, but which vested in the year ended December 31, 2005. During the year ended December 31, 2005, 250,000 options, which were granted in 2004, vested according to the fulfillment of certain milestones, which resulted in additional expenses of $422,500.

13. Warrants

On April 14, 2005, the Company announced that it had raised $3,375,000 pursuant to a private placement of up to 1,800,000 shares of its common stock. The investors collectively purchased 900,000 shares of the Company’s common stock at a per share purchase price of $3.75, together with warrants to purchase up to 900,000 additional shares of the Company’s common stock. The warrants have a four-year term and are immediately exercisable at a price of $4.50 per share.

On June 8, 2005, the Company announced that it had raised an additional $327,750 pursuant to a private placement of up to 174,800 shares of its common stock. An investor purchased 87,400 shares of the Company’s common stock at a per share price of $3.75, together with a warrant to purchase up to

87,400 additional shares of the Company’s common stock. The warrant has a four-year term and is immediately exercisable at a price of $4.50 per share.

The following table summarizes the Company’s warrant option activity for the year ended December 31, 2005 (no prior or subsequent activity):

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2004	—	—	—
Granted	987,400	$4.50	$4.50
Exercised	—	—	—
Cancelled	—	—	—
Balance, December 31, 2005	987,400	$4.50	$4.50

14.  Capital Stock.

On April 14, 2005, the Company announced that it had raised $3,375,000 pursuant to a private placement of up to 1,800,000 shares of its common stock. The investors collectively purchased 900,000 shares of the Company’s common stock at a per share purchase price of $3.75, together with warrants to purchase up to 900,000 additional shares of the Company’s common stock. The warrants have a four-year term and are immediately exercisable at a price of $4.50 per share.

On June 8, 2005, the Company announced that it had raised an additional $327,750 pursuant to a private placement of up to 174,800 shares of its common stock. An investor purchased 87,400 shares of the Company’s common stock at a per share price of $3.75, together with a warrant to purchase up to 87,400 additional shares of the Company’s common stock. The warrant has a four-year term and is immediately exercisable at a price of $4.50 per share.

The purpose of these transactions was to provide sufficient working capital for the Company to retire the debt remaining from its acquisition of certain assets from Donlar Corporation in June 2004. Costs associated with these two capital raises were $49,046 (2005: $471,254).

The $326,710 registration rights penalty recorded in the quarter ended September 30, 2006 is a one time occurrence that management believes should have been recorded directly against the corresponding capital, which was raised in 2005. However, at the date of issuance of the capital, it was deemed to be very unlikely that any obligation would arise and as such, we were not able to make a reasonable estimate of a potential liability. Given these circumstances, GAAP measures require we record the payment as an other item on our income statement. All contractual obligations related to the equity raised in 2005 are now complete and no more amounts will become due.

During the year ended December 31, 2006 the Company issued 46,000 shares of common stock at $1.40 per share upon exercise of stock options.

During the year ended December 31, 2006 the Company issued 31,111 shares of common stock for services, recognizing an expense of $74,337.

During the year ended December 31, 2005 the Company issued 162,000 shares of common stock at $1.40 per share upon exercise of stock options.

15. Segmented, Significant Customer Information and Economic Dependency.

The Company operates in two segments:

(a) Development and marketing of two lines of energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blanket which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and which is designed to be used in still or slow moving drinking water sources.

(b) Manufacture of biodegradable polymers and chemical additives used within the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping (as shown under the column heading “BPCA” below). These chemical additives are also manufactured for use in laundry and dish detergents, as well as in products to reduce levels of insecticides, herbicides and fungicides.

The Company’s traditional operating activities related to the production and sale of its energy conversation product line. Upon acquiring the Donlar assets, the Company formed NanoChem, which was formed as its wholly-owned subsidiary in exchange for the capital contribution necessary to purchase the Donlar assets. The assets the Company acquired from Donlar include domestic and international patents and business processes relating to the production of TPAs and other environmental products and technologies, as well as a manufacturing plant. These assets are currently used by NanoChem for its revenue-producing activities.

The accounting policies of the segments are the same as those described in Note 2 to the Company’s consolidated financial statements, Significant Accounting Policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

	EWCP	BPCA	Total
Revenue	$1,410,842	$6,963,320	$8,374,162
Interest revenue	3,114	-	3,114
Interest expense	788	2,348	3,136
Depreciation and amortization	59,695	537,475	597,170
Segment profit (loss)	(1,998,246)	810,660	(1,187,586)
Segment assets	199,230	3,901,180	4,100,553
Expenditures for segment assets	9,004	31,336	40,340

The sales generated in the United States and Canada are as follows:

	2006	2005
Canada	$202,763	$121,963
United States and abroad	8,171,399	6,587,431
Total	$8,374,162	$6,709,394

The Company’s long-lived assets are located in Canada and the United States as follows:

	2006	2005
Canada	$364,487	$387,892
United States	3,905,824	4,413,313
Total	$4,270,311	$4,801,205

Three customers account for $4,727,042 (57%) of sales made in the year (2005 - $3,710,659).

16. Commitments.

The Company is committed to minimum rental payments for property and premises aggregating approximately $454,327 over the term of four leases, the last expiring on December 31, 2011.

Commitments in each of the next five years are approximately as follows:

2007	$154,397
2008	158,985
2009	112,088
2010	14,428
2011	14,428

17. Contingencies.

On May 1, 2003, the Company filed a lawsuit in the Supreme Court of British Columbia, Canada, against John Wells and Equity Trust, S.A. seeking the return of 100,000 shares of the Company’s common stock and the repayment of a $25,000 loan, which were provided to defendants for investment banking services consisting of securing a $5 million loan and a $25 million stock offering. Such services were not performed and in the proceeding the Company seeks return of such shares after defendant’s failure to both return the shares voluntarily and repay the note. On May 7, 2003, the Company obtained an injunction freezing the transfer of the shares. On May 24, 2004, there was a hearing on defendant’s motion to set aside the injunction, which motion was denied by the trial court on May 29, 2004. On the date of issuance, the share transaction was recorded as shares issued for services at fair market value, a value of $0.80 per share. No amounts have been recorded as receivable in the Company’s consolidated financial statements as the outcome of this claim is not determinable.

On November 13, 2003, Patrick Grant, an ex-employee, filed a lawsuit in the Circuit Court of Cook County, Illinois against the Company, WaterSavr Global Solutions Inc. (“WGS”), the wholly-owned subsidiary of the Company and Daniel B. O’Brien, the Company’s Chief Executive Officer. The plaintiff claims damages for breach of contract, tortious interference with an agreement and various wrongful discharge claims. The plaintiff seeks monetary damages in excess of $1,020,000 for the breach of contract and tortious interference claims and unspecified compensatory and punitive damages in the wrongful discharge claims. The parties completed mandatory mediation ordered by the Circuit Court and will next appear in court for case management, at which time the court will set discovery deadlines. The Company considers the case without merit and is vigorously disputing the claims. In addition, the Company intends to file counterclaims against the plaintiff for failure to repay financial obligations owed to the Company of almost $40,000, as well as unspecified damages arising out of the plaintiff’s disclosure of confidential information to a client during his employment at WGS. No amounts have been recorded as receivable and no accrual has been made for any loss in the Company’s consolidated financial statements as the outcome of the claim filed by the plaintiff is not determinable. See Note 17 - Subsequent Events.

On May 28, 2004, Sun Solar Energy Technologies, Inc. (“Sun Solar”), filed a lawsuit in the Federal Court of Canada, against the Company, Flexible Ltd., and Mr. O’Brien. Sun Solar is seeking: (a) a declaration that the trademark “Tropical Fish” is available for use by Sun Solar; (b) injunctive relief against further use of the “Tropical Fish” trademark by the Company; and (c) monetary damages exceeding $7,000,000 for the alleged infringement by the Company, Flexible Ltd. and Mr. O’Brien of the “Tropical Fish” trademark, as well as any other “confusingly similar trademarks” or proprietary trade dresses. On August 9, 2004, the Company, Flexible Ltd. and Mr. O’Brien filed their defense and filed a counterclaim against Sun Solar. The counterclaim seeks: (x) injunctive relief against further use of the “Tropical Fish” trademark by Sun Solar; (y) a declaration that the “Tropical Fish” trademark is owned by the Company, or, in the alternative, is not distinctive and should be struck from the trademark registry; and (z) monetary damages exceeding $50,000. On December 28, 2006, all lawsuits between FSI and Sunsolar Energy Technologies were settled on a confidential basis. This settlement will have no effect on FSI's financial statements nor on the Company's ability to sell its swimming pool products under its current trademarks and trade-dress.

On July 23, 2004, the Company filed a breach of contract suit in the Circuit Court of Cook County, Illinois against Tatko. The action arises out of a joint product development agreement entered into between the Company and Tatko in which the Company agreed to invest $10,000 toward the product development venture and granted to Tatko 100,000 shares of the Company’s restricted common stock. In return, Tatko granted the Company a five-year option to purchase 20% of Tatko’s outstanding capital stock. Tatko has since refused to collaborate on the agreement and the Company seeks declaratory relief stating that Tatko is not entitled to the 100,000 shares of the Company’s restricted common stock. The litigation is still pending at this time.

In addition, Tatko filed its own suit on September 24, 2004 in the Circuit Court of Cook County, Illinois seeking declaratory relief of its entitlement to the Company’s restricted common stock. On May 23, 2005, the Tatko suit was dismissed with prejudice by the Circuit Court.

No amounts have been recorded as receivable in the Company’s consolidated financial statements and no amount has been accrued as a loss as the outcome of the claim against Tatko is not determinable.

18. Subsequent Events.

As of January 3, 2007 all litigation between FSI and Patrick Grant has been settled. As part of the settlement FSI will permit Mr. Grant to exercise an option to purchase 100,000 shares of FSI’s common stock at a price of $1.50 per share and to exercise a second option to purchase 50,000 shares of FSI’s common stock at a price of $2.00 per share. Both options expire on April 15, 2007. FSI also forgave a loan to Mr. Grant and related parties in the amount of approximately $46,177. This amount has been recorded as a bad debt expense in 2006. FSI, its subsidiaries and officers face no further liability in regard to the Grant lawsuit.

As a part of the above settlement, the Company has issued 93,000 common stock subsequent to year end. The Company has also issued 5,000 common stock upon exercise of stock options to a former employee since the end of the year.

19. Comparative Figures.

Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the First Quarter ended March 31, 2007

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
At March 31, 2007
(U.S. Dollars)

	March 31, 2007 (Unaudited)	December 31, 2006
Assets
Current
Cash and cash equivalents	$780,647	$450,759
Accounts receivable	1,649,740	1,319,575
Inventory	1,750,999	1,904,315
Prepaid expenses	120,528	124,360
	4,301,914	3,799,009

Property, equipment and leaseholds	3,976,644	4,100,553
Patents	188,578	169,758
Investment	369,000	369,000
Long term deposits	47,531	47,220
	$8,883,667	$8,485,540
Liabilities
Current
Accounts payable and accrued liabilities	$527,138	$423,030
Deferred revenue	-	20,559
	527,139	443,589
Stockholders’ Equity
Capital stock
Authorized
50,000,000 Common shares with a par value of $0.001 each
1,000,000 Preferred shares with a par value of $0.01 each
Issued and outstanding
13,179,227 (2006: 13,058,427) common shares	13,179	13,058
Capital in excess of par value	12,691,858	12,370,418
Other comprehensive income	148,234	131,002
Deficit	(4,496,742)	(4,472,527)

Total Stockholders’ Equity	8,356,529	8,041,951

Total Liabilities and Stockholders’ Equity	$8,883,667	$8,485,540

Commitments, Contingencies and Subsequent events (Notes 11, 12 & 13)

-- See Notes to Unaudited Consolidated Financial Statements --

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007 and 2006
(U.S. Dollars -- Unaudited)

	Three Months Ended March 31,
	2007	2006

Sales	$2,289,901	$2,508,445
Cost of sales	1,466,351	1,486,681

Gross profit	823,550	1,021,764

Operating expenses
Wages	257,186	276,400
Administrative salaries and benefits	131,797	160,949
Advertising and promotion	31,878	18,947
Investor relations and transfer agent fee	58,191	32,298
Office and miscellaneous	37,928	23,918
Insurance	54,829	42,494
Interest expense	1,025	1,044
Rent	54,293	58,533
Consulting	64,997	87,801
Professional fees	38,796	92,935
Travel	33,743	18,753
Telecommunications	9,616	6,997
Shipping	8,093	13,466
Research	32,694	37,603
Commissions	36,703	57,225
Bad debt expense (recovery)	1,076	589
Currency exchange	(10,093)	5,515
Utilities	5,607	4,992
	848,359	940,459

Income (loss) before other items and income tax	(24,809)	81,305
Interest income	594	945

Income (loss) before income tax	(24,215)	82,250
Income tax (recovery)	-	(127,079)

Net income (loss)	(24,215)	209,329

Net income (loss) per share (basic and diluted)	$0.00	$0.02

Weighted average number of common shares	13,240,377	12,981,316

-- See Notes to Unaudited Consolidated Financial Statements --

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2007 and 2006
(U.S. Dollars -- Unaudited)

	Three Months Ended March 31,
	2007	2006

Operating activities
Net income (loss)	$(24,215)	$209,329
Stock compensation expense	123,712	204,118
Depreciation	127,733	147,621
	227,230	561,068
Changes in non-cash working capital items:
(Increase) Decrease in accounts receivable	(330,165)	(1,175,037)
(Increase) Decrease in inventory	153,316	627,958
(Increase) Decrease in prepaid expenses	3,832	45,200
Increase (Decrease) in accounts payable	104,108	(41,628)
Increase (Decrease) in deferred revenue	(20,559)	-
Increase (Decrease) in income taxes	-	28,918

Cash provided by (used in) operating activities	137,762	46,479

Investing activities
Long term deposits	(311)	-
Investments	-	-
Loan receivable	-	(93)
Development of patents	(18,820)	6,344
Acquisition of property and equipment	(3,824)	(4,603)

Cash provided by (used in) investing activities	(22,955)	1,648

Financing activities
Proceeds from issuance of common stock	197,850	(52,154)

Cash provided by financing activities	197,850	(52,154)

Effect of exchange rate changes on cash	17,231	(3,931)

Inflow (outflow) of cash	329,888	(7,958)
Cash and cash equivalents, beginning	450,759	526,292

Cash and cash equivalents, ending	$780,647	$518,334

Supplemental disclosure of cash flow information:
Interest paid	$1,025	$1,044

-- See Notes to Unaudited Consolidated Financial Statements --

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Period Ended March 31, 2007
(U.S. Dollars)

1.	Basis of Presentation.

These unaudited consolidated financial statements of Flexible Solutions International, Inc (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company’s audited consolidated financial statements filed as part of the Company’s December 31, 2005 Annual Report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

In the opinion of the Company’s management, these consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial position at March 31, 2007, and the consolidated results of operations and the consolidated statements of cash flows for the three months ended March 31, 2007 and 2006. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year.

These consolidated financial statements include the accounts of Flexible Solutions International, Inc. (the “Company”), and its wholly-owned subsidiaries Flexible Solutions, Ltd. (“Flexible Ltd.”), NanoChem Solutions Inc., WaterSavr Global Solutions Inc., NanoDetect Technologies Inc. and Seahorse Systems Inc. All inter-company balances and transactions have been eliminated. The parent company was incorporated May 12, 1998 in the State of Nevada and had no operations until June 30, 1998 as described further below.

Flexible Solutions International, Inc. and its subsidiaries develops, manufactures and markets specialty chemicals which slow down the evaporation of water. The companies primary product, HEAT$AVR®, is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Another product, WATER$AVR®, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows down water loss due to evaporation. In addition to the water conservation products, the Company also manufacturers and markets water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and as additives for household laundry detergents, consumer care products and pesticides.

On May 2, 2002, the Company established WaterSavr Global Solutions Inc. through the issuance of 100 shares of common stock from WaterSavr Global Solutions Inc. to the Company.

On February 7, 2005, the Company established Nano Detect Technologies Inc. through the issuance of 1,000 shares of common stock from Nano Detect Technologies Inc. to the Company.

On June 21, 2005, the Company established Seahorse Systems Inc. through the issuance of 1,000 shares of common stock from Seahorse Systems Inc. to the Company.

Pursuant to a purchase agreement dated May 26, 2004, the Company acquired the assets of Donlar Corporation (“Donlar”) on June 9, 2004 and created a new company, NanoChem Solutions Inc. as the operating entity for such assets. The purchase price of the transaction was $6,150,000 with consideration being a combination of cash and debt. Under the purchase agreement and as part of the consideration, the Company issued a promissory note bearing interest at 4% to Donlar’s largest creditor to satisfy $3,150,000 of the purchase price. This note was paid June 2, 2005 and upon payment, all former Donlar assets that were pledged as security were released from their mortgage. The remainder of the consideration given was cash.

The following table summarizes the estimated fair value of the assets acquired at the date of acquisition (at June 9, 2004):

Current assets	$1,126,805
Property and equipment	5,023,195
$6,150,000
Acquisition costs assigned to property and equipment	314,724
Total assets acquired	$6,464,724

There was no goodwill or other intangible assets accept certain patents recorded at nil fair value, acquired as a result of the acquisition. The acquisition costs assigned to property and equipment include all direct costs incurred by the Company to purchase the Donlar assets. These costs include due diligence fees paid to outside parties investigating and identifying the assets, legal costs directly attributable to the purchase of the assets, plus applicable transfer taxes. These costs have been assigned to the individual assets based on their proportional fair values and will be amortized based on the rates associated with the related assets.

2.	Significant Accounting Policies.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a)	Cash and Cash Equivalents.

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

(b)	Inventories and Cost of Sales

The Company has three major classes of inventory: finished goods, works in progress, raw materials and supplies. In all classes, inventory is valued at the lower of cost and market. Cost is determined on a first-in, first-out basis. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventorial costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities.

In 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This standard requires that such items be recognized as current-period charges. The standard also establishes the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Any unallocated overhead must be recognized as an expense in the period incurred. This standard is effective for inventory costs incurred starting January 1, 2006. The adoption of this standard did not have a material impact on its financial position, results of operations or cash flows for 2006 or 2007.

(c)	Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts when management estimates collectibility to uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience.

(d)	Property, Equipment and Leaseholds.

The following assets are recorded at cost and depreciated using the following methods using the following annual rates:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Building	10% Declining balance
Leasehold improvements	Straight-line over lease term

Depreciation is recorded at half for the year the assets are first purchase. Property and equipment are written down to net realizable value when management determines there has been a change in circumstances which indicates its carrying amount may not be recoverable. No write-downs have been necessary to date.

(e)	Impairment of Long-Lived Assets.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews long-lived assets, including, but not limited to, property and equipment, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the sum of the expected future cash flows of an asset, is less than its carrying value, an impairment measurement is indicated. Impairment charges are recorded to the extent that an asset’s carrying value exceeds its fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

(f)	Investments.

Investment in corporations subject to significant influence and investments in partnerships are recorded using the equity method of accounting.  On this basis, the Company’s share of income and losses of the corporations and partnerships is included in earnings and the Company’s investment therein adjusted by a like amount.  Dividends received from these entities reduce the investment accounts.  Portfolio investments not subject to significant influence are recorded using the cost method.

The fair value of a cost method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment.

The Company currently does not have any investments that require use of the equity method of accounting.

(g)	Foreign Currency.

The functional currency of one of the subsidiaries is the Canadian Dollar. The translation of the Canadian Dollar to the reporting currency of the U.S. Dollar is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the financial statements from the Company’s functional currency, Canadian Dollars, into the reporting currency, U.S. Dollars, are excluded from the determination of loss and are disclosed as other comprehensive income (loss) in stockholders’ equity.

Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in the operating loss if realized during the year and in comprehensive income if they remain unrealized at the end of the year.

(h)	Revenue Recognition.

Revenue from product sales is recognized at the time the product is shipped since title and risk of loss is transferred to the purchaser upon delivery to the carrier. Shipments are made F.O.B. shipping point. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured and there are no significant remaining performance obligations. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. To date there have been no such significant post-delivery obligations.

Provisions are made at the time the related revenue is recognized for estimated product returns. Since the Company’s inception, product returns have been insignificant; therefore no provision has been established for estimated product returns.

(i)	Stock Issued in Exchange for Services.

The valuation of the Company’s common stock issued in exchange for services is valued at an estimated fair market value as determined by officers and directors of the Company based upon trading prices of the Company’s common stock on the dates of the stock transactions. The corresponding expense of the services rendered is recognized over the period that the services are performed.

(j)	Stock-based Compensation.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised SFAS No. 123(R), Share-Based Payment, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, which superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees”. FAS No. 123(R) requires the cost of all share-based payment transactions to be recognized in an entity’s financial statements, establishes fair value as the measurement objective and requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions. SFAS No. 123(R) applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. The Company adopted this statement for its first quarter starting January 1, 2006 and will continue to evaluate the impact of adopting this statement.

Prior to 2006, the Company adopted the disclosure provisions of SFAS No. 123 for stock options granted to employees and directors. The Company disclosed on a supplemental basis, the pro-forma effect of accounting for stock options awarded to employees and directors, as if the fair value based method had been applied, using the Black-Scholes option-pricing model. The Company has always recognized the fair value of options granted to consultants.

(k)	Comprehensive Income.

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is primarily comprised of unrealized foreign exchange gains and losses.

(l)	Income (Loss) Per Share.

Income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding. Diluted loss per share is computed by giving effect to all potential dilutive options that were outstanding during the year.  For the years ended December 31, 2006, 2005 and 2004, all outstanding options were anti-dilutive.

(m)	Use of Estimates.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

(n)	Financial Instruments.

The fair market value of the Company’s financial instruments comprising cash, short-term investment, accounts receivable, income tax recoverable, loan receivable, accounts payable and accrued liabilities and amounts due to shareholders were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments. The Company maintains cash balances at financial institutions which at times, exceed federally insured amounts. The Company has not experienced any material losses in such accounts.

The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments. Credit exposure is minimized by dealing with only credit worthy counterparties. Accounts receivable for the three primary customers totals $582,001 (35%) as at March 31, 2007 (2006 - $918,913 or 70%).

(o)	Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

3.	Inventories

	2007	2006
Completed goods	$894,028	$970,780
Works in progress	234,130	397,995
Raw materials	622,841	535,540
	$1,750,999	$1,904,315

4.	Property, Plant & equipment

	2007	Accumulated	2007
	Cost	Depreciation	Net
Buildings	$3,144,259	$785,239	$2,359,020
Computer hardware	61,163	36,431	24,732
Furniture and fixtures	18,706	9,172	9,534
Office equipment	29,713	18,173	11,540
Manufacturing equipment	2,211,177	1,053,637	1,157,540
Trailer	2,009	1,467	542
Leasehold improvements	24,832	12,179	12,653
Trade show booth	7,526	4,629	2,897
Land	398,186	—	398,186
	$5,897,571	$1,920,927	$3,976,644

	2006	Accumulated	2006
	Cost	Depreciation	Net
Buildings	$3,144,259	$724,752	$2,419,507
Computer hardware	60,576	34,200	26,376
Furniture and fixtures	18,576	8,608	9,968
Office equipment	29,533	17,488	12,045
Manufacturing equipment	2,207,781	990,959	1,216,822
Trailer	1,991	1,411	580
Leasehold improvements	39,517	25,551	13,966
Trade show booth	7,456	4,353	3,103
Land	398,186	—	398,186
	$5,907,875	$1,807,322	$4,100,553

5.	Patents

In fiscal 2005, the Company started the patent process for additional WATER$AVR® products. Patents associated with these costs were granted in 2006 and they have been amortized over their legal life of 17 years.

Of the patents costs listed below, $70,790 are not subject to amortization as of yet, as the patents are still in the process of being approved.

	2007 Cost	Accumulated Amortization	2007 Net
Patents	$193,791	$5,213	188,578

	2006 Cost	Accumulated Amortization	2006 Net
Patents	$172,938	$3,180	169,758

6.	Investments.

	2007	2006
Tatko Inc.	$271,000	$271,000
Air-Water Interface Delivery and Detection Inc.	98,000	98,000
	$369,000	$369,000

On May 31, 2003, the Company acquired an option to purchase a 20% interest in the outstanding shares of Tatko Inc. (“Tatko”) for consideration of the issuance of 100,000 shares of the Company’s common stock. The option to purchase the shares of Tatko expires on May 31, 2008. The cost of the investment has been accounted for based on the fair market value of the Company’s common stock on May 31, 2003. For further information on this option, see Contingencies (Note 18) below.

In 2005, NanoDetect purchased 32.7 shares of equity in Air Water Interface Delivery and Detection Inc. (“AWD”) for a total cost of $98,000. This investment represents only 3.3% of the issued and outstanding shares of AWD and, accordingly, will be accounted for under the cost method.

7.	Long Term Deposits

The Company has reclassified certain security deposits to better reflect there long term nature. Long term deposits consist of damage deposits held by landlords and security deposits held by various vendors.

	2007	2006
Long term deposits	$47,531	$47,220

8.	Stock Options.

The Company adopted a stock option plan ("Plan").  The purpose of this Plan is to  provide  additional  incentives  to  key  employees, officers, directors and consultants  of  the  Company  and its subsidiaries in order to help attract and retain  the  best  available  personnel  for  positions  of  responsibility  and otherwise promoting the success of the business activities.  It is intended that options issued under this Plan constitute non-qualified stock options. The general terms of awards under the option plan are that 100% of the options granted will vest the year following the grant.  The maximum term of options granted is 5 years.

The Company may issue stock options and stock bonuses for shares of its common stock to provide incentives to directors, key employees and other persons who contribute to the success of the Company. The exercise price of all incentive options are issued for not less than fair market value at the date of grant.

The following table summarizes the Company’s stock option activity for the years ended December 31, 2006 and 2005:

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2004	1,241,740	$1.00 - $4.60	$ 2.87
Granted	30,000	$3.58 - $4.40	$ 4.17
Exercised	(162,000)	$1.40	$ 1.40
Cancelled or expired	(49,000)	$3.00 - $4.25	$ 3.52
Balance, December 31, 2005	1,060,740	$1.40 - $4.60	$ 3.44
Granted	1,191,000	$3.25 - $3.60	$ 3.25
Exercised	(46,000)	$1.40	$ 1.40
Cancelled or expired	(79,000)	$1.40 - $4.25	$ 2.46
Balance, December 31, 2006	2,126,740	$1.40 - 4.55	$ 3.44
Granted	150,000	$1.50 - 2.00	$ 1.67
Exercised	(120,800)	$1.50 - 3.25	$ 1.63
Balance, March 31, 2007	2,155,940	$2.75 - 4.55	$ 3.42

In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised FAS No. 123(R), Share-Based Payment, which replaces FAS No. 123, Accounting for Stock-Based Compensation, which superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS No. 123(R) requires the cost of all share-based payment transactions to be recognized in an entity’s financial statements, establishes fair value as the measurement objective and requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions. FAS No. 123(R) applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. The Company adopted this statement for its first quarter starting January 1, 2006 and will continue to evaluate the impact of adopting this statement.

Prior to 2006, the Company applied APB Opinion No. 25 and related interpretations in accounting for stock options granted to its employees and, accordingly, stock compensation expense of nil was recognized as wages expense in 2005 and 2004.

The fair value of each option grant is calculated using the following weighted average assumptions:

	2007	2006
Expected life - years	5.0	5.0
Interest rate	4.50%	3.85%
Volatility	52%	52.0%
Dividend yield	—%	—%
Weighted average fair value of options granted	$1.49	$1.69

During the three months ended March 31, 2007, the Company granted 150,000 stock options to Mr. Grant as a part of the litigation settlement made January 3, 2007. As the options were previously granted and expensed in 2001, no expense was recorded in this quarter related to this transaction.

During the three months ended March 31, 2006, the Company granted 405,000 options to purchase common stock to consultants and has applied FAS No. 123(R) using the Black-Scholes option-pricing model, which resulted in additional expenses of $78,163 this quarter. During the same period, the Company granted 675,000 options to employees, resulting in an additional $125,955 in wages and administrative expenses.

9.	Warrants

On April 14, 2005, the Company announced that it had raised $3,375,000 pursuant to a private placement of up to 1,800,000 shares of its common stock. The investors collectively purchased 900,000 shares of the Company’s common stock at a per share purchase price of $3.75, together with warrants to purchase up to 900,000 additional shares of the Company’s common stock. The warrants have a four-year term and are immediately exercisable at a price of $4.50 per share.

On June 8, 2005, the Company announced that it had raised an additional $327,750 pursuant to a private placement of up to 174,800 shares of its common stock. An investor purchased 87,400 shares of the Company’s common stock at a per share price of $3.75, together with a warrant to purchase up to 87,400 additional shares of the Company’s common stock. The warrant has a four-year term and is immediately exercisable at a price of $4.50 per share.

The following table summarizes the Company’s warrant option activity for the year ended December 31, 2005 (no prior or subsequent activity):

	Number of shares	Exercise price per share	Weighted average exercise price
Balance, December 31, 2004	—	—	—
Granted	987,400	$4.50	$4.50
Exercised	—	—	—
Cancelled	—	—	—
Balance, December 31, 2005	987,400	$4.50	$4.50

10.	Capital Stock.

During the quarter ended March 31, 2007, the Company issued 120,800 shares of common stock upon the exercise of stock options. The strike price varied from $1.50 - 3.25 per share.

No stock was issued in the quarter ending March 31, 2006.

11.	Segmented, Significant Customer Information and Economic Dependency.

The Company operates in two segments:

(a) Development and marketing of two lines of energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blanket which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and which is designed to be used in still or slow moving drinking water sources.

(b) Manufacture of biodegradable polymers and chemical additives used within the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping (as shown under the column heading “BPCA” below). These chemical additives are also manufactured for use in laundry and dish detergents, as well as in products to reduce levels of insecticides, herbicides and fungicides.

The Company’s traditional operating activities related to the production and sale of its energy conversation product line. Upon acquiring the Donlar assets, the Company formed NanoChem, which was formed as its wholly-owned subsidiary in exchange for the capital contribution necessary to purchase the Donlar assets. The assets the Company acquired from Donlar include domestic and international patents and business processes relating to the production of TPAs and other environmental products and technologies, as well as a manufacturing plant. These assets are currently used by NanoChem for its revenue-producing activities.

The accounting policies of the segments are the same as those described in Note 2 to the Company’s consolidated financial statements, Significant Accounting Policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

	EWCP	BPCA	Total
Revenue	$687,482	$1,602,419	$2,289,901
Interest revenue	594	-	594
Interest expense	395	630	1,025
Depreciation and amortization	12,758	114,975	127,733
Segment profit (loss)	(188,350)	164,135	(24,215)
Segment assets	190,439	3,786,205	3,976,644
Expenditures for segment assets	3,587	237	3,824

The sales generated in the United States and Canada are as follows:

	2007	2006
Canada	$31,278	$83,012
United States and abroad	2,258,623	2,425,433
Total	$2,289,901	$2,508,445

The Company’s long-lived assets are located in Canada and the United States as follows:

	2007	2006
Canada	$368,002	$364,487
United States	3,797,220	3,905,824
Total	$4,165,222	$4,270,311

Three customers account for $840,310 (37%) of sales made in the period (2006 - $1,261,370 or 50%).

12.	Commitments.

The Company is committed to minimum rental payments for property and premises aggregating approximately $456,354 over the term of four leases, the last expiring on December 31, 2011.

Commitments in each of the next five years are approximately as follows:

2007	$153,628
2008	160,467
2009	113,133
2010	14,563
2011	14,563

13.	Contingencies.

On May 1, 2003, the Company filed a lawsuit in the Supreme Court of British Columbia, Canada, against John Wells and Equity Trust, S.A. seeking the return of 100,000 shares of the Company’s common stock and the repayment of a $25,000 loan, which were provided to defendants for investment banking services consisting of securing a $5 million loan and a $25 million stock offering. Such services were not performed and in the proceeding the Company seeks return of such shares after defendant’s failure to both return the shares voluntarily and repay the note. On May 7, 2003, the Company obtained an injunction freezing the transfer of the shares. On May 24, 2004, there was a hearing on defendant’s motion to set aside the injunction, which motion was denied by the trial court on May 29, 2004. On the date of issuance, the share transaction was recorded as shares issued for services at fair market value, a value of $0.80 per share. No amounts have been recorded as receivable in the Company’s consolidated financial statements as the outcome of this claim is not determinable.

On July 23, 2004, the Company filed a breach of contract suit in the Circuit Court of Cook County, Illinois against Tatko. The action arises out of a joint product development agreement entered into between the Company and Tatko in which the Company agreed to invest $10,000 toward the product development venture and granted to Tatko 100,000 shares of the Company’s restricted common stock. In return, Tatko granted the Company a five-year option to purchase 20% of Tatko’s outstanding capital stock. Tatko has since refused to collaborate on the agreement and the Company seeks declaratory relief stating that Tatko is not entitled to the 100,000 shares of the Company’s restricted common stock. The litigation is still pending at this time.

In addition, Tatko filed its own suit on September 24, 2004 in the Circuit Court of Cook County, Illinois seeking declaratory relief of its entitlement to the Company’s restricted common stock. On May 23, 2005, the Tatko suit was dismissed with prejudice by the Circuit Court.

No amounts have been recorded as receivable in the Company’s consolidated financial statements and no amount has been accrued as a loss as the outcome of the claim against Tatko is not determinable.

14.	Subsequent Events.

The Company has issued 34,200 shares of common stock at $2.00 per share upon the exercise of stock options.

The Company has closed a $3 million private placement with select institutional investors. The terms are 936,140 units with each unit consisting of one share at $3.25 and one half warrant with a three year term and a strike price of $4.50 per share. The proceeds will be used to build a biomass conversion facility that will use renewable agriculture crops to produce aspartic acid.

15.	Comparative Figures.

Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

Common stock

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

PROSPECTUS

PART II

Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

SEC Filing Fee	$489
AMEX Additional Listing Fee	28,533
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	1,000
Miscellaneous Expenses	4,978
TOTAL	$60,000

All expenses other than the SEC filing fees are estimated.

Item 14.  Indemnification of Officers and Directors.

Section 78.7502 of the Nevada Revised Statutes and the Company’s Bylaws provides that the Company may indemnify its officers or directors, or former officers or directors, against expenses actually and necessarily incurred by them in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 15. Recent Sales of Unregistered Securities.

The following table lists all unregistered sales of the Company’s common stock during the past three years.

In April 2005 the Company sold 900,000 Units at a per share price of $3.75 per Unit, to eight accredited investors. Each Unit consisted of one share of the Company’s common stock and one warrant. The Company also issued a warrant to purchase up to 54,000 shares of its common stock to Capstone Investments as compensation for services performed in connection with the sale of the Units. The warrants described above are exercisable at a price of $4.50 per share and expire on April 8, 2009.

In June 2005 the Company sold 84,700 Units, at a price of $3.75, to one accredited investor. Each Unit consisted of one share of the Company’s common stock and one warrant. The warrants are exercisable at a price of $4.50 per share and expire on June 8, 2009. The Company did not pay any commissions in connection with the sale of these Units.

In May 2007 the Company completed the sale of 936,140 Units, at a price of $3.25 per Unit, to seven investors. Each Unit consisted of one share of the Company’s common stock and one-half of a warrant. Each whole warrant permits the holder to purchase one share of the Company’s common stock at a price of $4.50 at any time prior to May 3, 2010.  In connection with the sale of these Units the Company paid sales commissions to FIG Partners, LLC ($14,251), Barretto Securities, Inc. ($45,000), and Capstone Investments ($37,538). The Company also issued warrants which allow FIG Partners to purchase 5,816 shares of common stock and warrants which allow Barretto Securities to purchase 16,154 shares of common stock. The sales agents warrants are exercisable at a price of $4.50 per share and expire on May 3, 2010.

These securities were issued or sold in reliance upon the exemption provided by Section 4(2) of the Act. The persons who acquired these securities were either accredited or sophisticated investors. The securities were acquired for investment purposes only and without a view to distribution. The persons who acquired these securities were informed and advised about matters concerning the Company, including the Company’s business, financial affairs and other matters. The investors acquired these shares for their own accounts. The certificates representing the securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an applicable exemption from registration. The shares are “restricted” securities as that term is defined in Rule 144 of the Securities and Exchange Commission.

Item 16. Exhibits

3.1	Amended and Restated Certificate of Incorporation (1)

3.2	Bylaws (1)

5.	Opinion of Counsel

10.1	Securities Purchase Agreement dated April 8, 2005 (2)

10.2	Form of Warrant issued April 8, 2005 (2)

10.3	Registration Rights Agreement dated April 8, 2005 (3)

10.4	Securities Purchase Agreement dated April 8, 2005 (3)

10.5	Form of Warrant issued June 8, 2005 (3)

10.6	Registration Rights Agreement dated June 8, 2005 (3)

10.7	Form of Subscription Agreement and Warrant, May 2007 financing

10.8	Sales Agent Agreement and Warrant - FIG Partners, LLC

10.9	Sales Agent Agreement and Warrant - Barretto Securities

10.10	Sales Agent Agreement - Capstone Investments

21.1	Subsidiaries (4)

23(a)	Consent of Hart & Trinen

(b)	Consent of Cinnamon Jang Willoughby & Company

(1)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (File No. 333-124751).
(3)	Incorporated by reference to the Company’s Report on Form 10-QSB filed on September 21, 2005.
(4)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (File No. 333-100129).

Item 17. Undertakings.

(a) The small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to.

(i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B:

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

POWER OF ATTORNEY

The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, Canada, on the 29th day of May 2007.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Daniel O’Brien

Daniel O’Brien, President, Chief Executive Officer and Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel O’Brien
Daniel B. O’Brien	Director	May 29, 2007

/s/ John H. Bienties
John H. Bientjes	Director	May 29, 2007

/s/ Robert N. O’Brien
Robert N. O’Brien	Director	May 29, 2007

/s/ Dale Friend
Dale Friend	Director	May 29, 2007

Eric G. Hodges	Director	May __, 2007